   As filed with the Securities and Exchange Commission on July 3, 2000

                                                Registration No. 333-33922
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                --------------

                             AMENDMENT NO. 1
                                   FORM S-1
                            REGISTRATION STATEMENT
                       Under The Securities Act of 1933

                                --------------

                                ILLUMINA, INC.
            (Exact name of Registrant as specified in its charter)

                                --------------

           California                             3826                            33-0804655
     (before reincorporation)         (Primary Standard Industrial             (I.R.S. Employer
                                      Classification Code Number)           Identification Number)
            Delaware
     (after reincorporation)
 (State or other jurisdiction of
 incorporation or organization)

                      9390 Towne Centre Drive, Suite 200
                              San Diego, CA 92121
                                (858) 587-4290
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                --------------

                                Jay T. Flatley
                     President and Chief Executive Officer
                      9390 Towne Centre Drive, Suite 200
                              San Diego, CA 92121
                                (858) 587-4290
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                --------------

                 Please send copies of all communications to:

            Michael J. O'Donnell, Esq.                         Edwin D. Williamson, Esq.
            Martin J. Waters III, Esq.                            Sullivan & Cromwell
         Wilson Sonsini Goodrich & Rosati                    1701 Pennsylvania Avenue, N.W.
             Professional Corporation                            Washington, D.C. 20006
                650 Page Mill Road                                   (202) 956-7500
               Palo Alto, CA 94304
                  (650) 493-9300

                                --------------

       Approximate date of commencement of proposed sale to the public:
     As soon as practicable after the effective date of this Registration
                                  Statement.

   If the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), please check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                --------------

                     CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 Title of Each Class of
    Securities to be      Proposed Maximum Aggregate
       Registered              Offering Price(1)        Amount of Registration Fee
----------------------------------------------------------------------------------
Common Stock, $0.01 par
 value.................          $100,000,000                     $26,400

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

(2) This amount has been previously paid.

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this preliminary prospectus is not complete and may be + +changed. These securities may not be sold until the registration statement +
+filed with the Securities and Exchange Commission is effective. This          +
+preliminary prospectus is not an offer to sell nor does it seek an offer to   +
+buy these securities in any jurisdiction where the offer or sale is not       +
+permitted.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                Subject to Completion. Dated July 3, 2000.

                             5,000,000 Shares

                                 Illumina, Inc.

    [LOGO]                        Common Stock

                                  -----------

  This is an initial public offering of shares of common stock of Illumina, Inc. All of the 5,000,000 shares of common stock are being sold by Illumina.

  Prior to this offering, there has been no market for the common stock. It is currently estimated that the initial public offering price per share will be between $9.00 and $11.00 . Application has been made for quotation of the common stock on the Nasdaq National Market under the symbol "ILMN".

  See "Risk Factors" beginning on page 8 to read about certain factors you should consider before buying shares of the common stock.

                                  -----------

  Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                  -----------

                                                                 Per Share Total
                                                                 --------- -----
Initial public offering price...................................   $       $
Underwriting discount...........................................   $       $
Proceeds, before expenses, to Illumina..........................   $       $

  To the extent that the underwriters sell more than 5,000,000 shares of common stock, the underwriters have the option to purchase up to an additional 750,000 shares from Illumina at the initial public offering price less the underwriting discount.

                                  -----------

  The underwriters expect to deliver the shares against payment in New York,
New York on           , 2000.

Goldman, Sachs & Co.

                                   Chase H&Q

                                                                        SG Cowen

                                  -----------

                       Prospectus dated     , 2000.

                                   [ARTWORK]

                               PROSPECTUS SUMMARY

   You should read the following summary together with the more detailed information regarding our company and our financial statements and notes to those statements appearing elsewhere in this prospectus.

                                  Our Business

Overview

   We are a leading developer of next-generation tools for the large-scale analysis of genetic variation and function. Understanding genetic variation and function is critical to the development of personalized medicine, a key goal of genomics. Our tools will provide information that could be used to improve drugs and therapies, customize diagnoses and treatment, and cure disease.

   Completion of the sequencing of the human genome will drive demand for tools that can assist researchers in processing the billions of tests necessary to convert raw genetic data into medically valuable information. This requires functional analysis of highly complex biological systems, involving a scale of experimentation not practical using currently available tools and technologies. Using our technologies, we are developing a comprehensive line of products that can address the scale of experimentation and the breadth of functional analysis required to achieve the goals of molecular medicine.

   Our patented BeadArray technology uses fiber optics to achieve a level of array miniaturization that allows for a new scale of experimentation. An array is a collection of miniaturized test sites arranged on a surface that permits many tests, or assays, to be performed in parallel. By arranging our arrays in a pattern that matches the wells of industry standard containers called microtiter plates, we can simultaneously process up to 3 million assays, a throughput significantly beyond the capability of any technology known to us. We assemble our arrays using relatively inexpensive raw materials. Our proprietary manufacturing process allows us to easily adapt the arrays to a broad range of applications. These advances allow us to create next-generation arrays with a unique combination of high throughput, cost effectiveness and flexibility. In addition, our complementary Oligator technology permits parallel synthesis of the millions of different pieces of DNA necessary to perform large-scale genetic analysis on arrays.

   We intend to provide both products and services that utilize our proprietary technologies. Our first products, developed in partnership with PE Biosystems, will include disposable BeadArray cassettes, reagent kits for analyzing variation in genetic sequences, and instruments that automatically read data from the BeadArray cassettes. An array cassette is a collection of individual arrays arranged in a pattern, and a reagent kit is a set of chemicals used for performing specific analyses. We also plan to commercialize services for the analysis of genetic variation.

Our Market Opportunity

   We believe that advances in genomics will underpin the future of medicine. To date, billions of dollars have been spent on the sequencing of the human genome. We anticipate that during the next decade, a substantially greater amount will be spent on efforts to understand the function of the genome and to apply this information to medicine and related industries. A significant portion of these funds will likely be used to purchase tools for the analysis of genetic variation and function. We are initially focusing on the key techniques for performing these analyses:

  . SNP genotyping - a method for analyzing genetic variation by determining which of the most common form of variation, called Single Nucleotide Polymorphisms, or SNPs, are present in genetic sequences;

  . gene expression profiling - the analysis of which genes are active in a particular cell or group of cells; and

  . proteomics - the process of determining which proteins are present in cells and how they interact.

   The complexity of biology, with combinations of over one hundred thousand genes and potentially millions of genetic variations, will require an unprecedented level of experimentation using these techniques. Unlocking the full potential of the markets for these techniques requires a new generation of high-throughput, cost-effective technologies.

   We believe our technologies will have broad applicability in a variety of other high-growth markets, such as high-throughput screening of pharmaceutical candidates and chemical detection. One of our initial collaborations outside of healthcare is with The Dow Chemical Company to design a system to qualify chemical solvents for use in manufacturing.

Our Technologies

   Our proprietary BeadArray technology combines fiber optic bundles and specially prepared beads that self-assemble into an array. Each fiber optic bundle contains thousands to millions of individual fibers depending on the diameter of the bundle. In a separate process, we create sensors by affixing a specific type of molecule to each of the billions of microscopic beads in a given batch. The particular molecules on a bead define that bead's function as a sensor. We combine batches of beads coated with specific molecules to form a pool specific to the type of array we intend to create.

   To form an array, we typically dip each fiber optic bundle into a pool of coated beads. The coated beads are drawn into the wells, one bead per well, on the end of each fiber in the bundle. The tens of thousands of beads at the end of the fiber optic bundle comprise our BeadArray. One may perform an experiment by then dipping the BeadArray into a prepared sample. The molecules in the sample bind to their matching molecules on the coated bead. Since each bead performs its own assay, we are able to make tens of thousands of quantitative measurements simultaneously on each sample.

   Using our BeadArray technology, we have addressed the limitations of the tools for genetic analysis. We achieve high throughput with a high density of test sites per array and our ability to format arrays in a pattern arranged to match the wells of standard microtiter plates. We maximize cost effectiveness by reducing consumption of expensive reagents and valuable samples, and through the low manufacturing cost associated with our BeadArray technology. Our ability to vary the size, shape and format of the fiber optic bundles and to create specific beads for various applications gives us the flexibility to address multiple markets and market segments.

   Our proprietary Oligator technology complements our BeadArray technology. The Oligator synthesizes in parallel many different short segments of DNA to meet the requirements of large-scale genomics applications. We believe that our Oligator technology is substantially more cost effective and provides higher throughput than available commercial alternatives.

Our Strategy

   Our goal is to make our BeadArray platform the industry standard for products and services utilizing array technologies. We plan to achieve this by:

  . focusing on emerging high-growth markets;

  . rapidly commercializing our BeadArray technology for SNP genotyping;

  . partnering with multiple companies to expand our market opportunity;

  . expanding our technologies into multiple product lines; and

  . strengthening our technological leadership.

Company Information

   We had no revenue during the period from our inception on April 28, 1998 through December 31, 1998. We recorded $0.5 million in revenue during the year ended December 31, 1999 and $83,205 during the three-month period ended March 31, 2000. Our net losses were approximately $1.1 million, $5.5 million and $3.9 million, respectively, during the same periods. As of March 31, 2000, our total accumulated deficit was $10.6 million. Substantially all our revenue has been from government grants. We do not expect to ship any products before 2001.

   We were incorporated in California in April 1998. We intend to reincorporate in Delaware prior to the completion of this offering. Our principal executive offices are located at 9390 Towne Centre Drive, Suite 200, San Diego, California 92121. Our telephone number is (858) 587-4290.

   Illumina, BeadArray, Array of Arrays and Oligator are trademarks of our company. This prospectus also contains brand names, trademarks or service marks of companies other than Illumina, and these brand names, trademarks and service marks are the property of their respective holders.

                                  The Offering

Shares offered by Illumina.....   5,000,000 shares
Shares to be outstanding after
 the offering..................  30,541,095 shares
Proposed Nasdaq National Market
 symbol........................  ILMN
Use of proceeds................  For general corporate purposes, including commercialization of our BeadArray and Oligator
                                 technologies, research and development, working
                                 capital, funding our operating losses, capital
                                 expenditures and potential acquisitions.

   The above information is based on 25,541,095 shares outstanding as of March 31, 2000 and excludes:

  . 932,485 shares issuable upon exercise of options then outstanding at a weighted average exercise price of $0.34 per share;

  . 43,183 shares issuable upon exercise of warrants then outstanding at a weighted average exercise price of $0.926 per share; and

  . a total of 1,022,384 shares available for future issuance under our various stock plans.

   Unless otherwise noted, this prospectus assumes:

  . our reincorporation in Delaware prior to this offering;

  . the automatic conversion of our outstanding convertible preferred stock into common stock upon the closing of this offering;

  . the filing of our amended and restated certificate of incorporation authorizing a class of 10,000,000 shares of undesignated preferred stock prior to the closing of this offering; and

  . no exercise by the underwriters of their option to purchase additional shares of our common stock in the offering.

                         Summary Financial Information
                     (in thousands, except per share data)

   The following tables summarize our financial data for the periods presented. The pro forma share data in the statement of operations data assumes the conversion of all of our outstanding preferred stock into 18,836,297 shares of common stock upon the closing of this offering. The as adjusted balance sheet data reflects the sale of 5,000,000 shares of our common stock in the offering at an estimated price of $10.00 per share, less estimated expenses payable by us and the underwriting discount. You should read the following financial information together with the "Selected Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                                     Period from
                                    April 28, 1998               Three months
                                      (inception)                ended March
                                       through      Year ended       31,
                                     December 31,  December 31, ---------------
                                         1998          1999      1999    2000
                                    -------------- ------------ ------  -------
                                                                 (Unaudited)
Statement of Operations Data:
Total revenue.....................     $   --        $   474    $   42  $    83
Total operating expenses..........       1,194         6,355       975    4,472
                                       -------       -------    ------  -------
Operating loss....................      (1,194)       (5,881)     (933)  (4,389)
                                       -------       -------    ------  -------
Net loss..........................      (1,146)       (5,518)     (843)  (3,901)
                                       =======       =======    ======  =======
Historical net loss per share,
 basic and diluted................     $ (1.71)      $ (3.91)   $(1.21) $ (2.31)
                                       =======       =======    ======  =======
Historical weighted average shares
 outstanding......................         669         1,410       696    1,686
Pro forma net loss per share......                   $ (0.40)           $ (0.25)
                                                     =======            =======
Pro forma weighted average shares
 outstanding......................                    13,697             15,701

                                As of
                           March 31, 2000
                         -------------------
                         Actual  As Adjusted
                         ------- -----------
                             (Unaudited)
Balance Sheet Data:
Cash, cash equivalents
 and short-term
 investments............ $32,717   $77,917
Working capital.........  32,392    77,592
Total assets............  34,430    79,630
Deferred revenue........   2,500     2,500
Stockholders' equity....  30,834    76,034

                                  RISK FACTORS

   Any investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and all of the information contained in this prospectus before deciding whether to purchase our common stock. If any of the following risks actually occur, our business, financial condition and results of operations would suffer. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment in our common stock.

We Have Generated No Revenue from Product Sales to Date. We Expect to Continue to Incur Net Losses and We May Not Achieve or Maintain Profitability.

   Since inception, we have recognized no revenue from product sales. We have incurred net losses since our inception. At March 31, 2000, our accumulated deficit was approximately $10.6 million. We expect to continue to have increasing net losses and negative cash flow. The magnitude of our net losses will depend, in part, on the rate of growth, if any, of our revenues and on the level of our expenses. To date, we have derived all of our revenues from grants and partnerships. We expect to incur significant expenses for research and development, for developing our manufacturing capabilities and for efforts to commercialize our products. As a result, we expect that our operating expenses will increase significantly in the near term and, consequently, we will need to generate significant additional revenues to achieve profitability. Even if we achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis.

Our Success Depends Upon The Increasing Availability of Genetic Information and The Continued Emergence and Growth of Markets For Analysis of Genetic Variation and Function.

   We design our products primarily for applications in the life sciences and pharmaceutical industries. The usefulness of our technology depends in part upon the availability of genetic data. We are initially focusing on markets for analysis of genetic variation and function, namely SNP genotyping, gene expression profiling and proteomics. These markets are new and emerging, and they may not develop as we anticipate, or reach their full potential. Other methods of analysis of genetic variation and function may emerge and displace the methods we are developing. Also, researchers may not seek or be able to convert raw genetic data into medically valuable information through the analysis of genetic variation and function. If genetic data is not available or if our target markets do not emerge in a timely manner, or at all, demand for our products will not develop as we expect, and we may never become profitable.

Our Success Depends on Market Acceptance of Our New and Unproven Technology.

   Historically, life sciences and pharmaceutical companies have analyzed genetic variation and function using a variety of technologies. Compared to the existing technologies, our technologies are new and unproven. In order to be successful, our products must meet the commercial requirements of the life sciences and pharmaceutical industries as tools for the large-scale analysis of genetic variation and function. Market acceptance will depend on many factors, including:

  . our ability and the ability of our collaborative partners to demonstrate to potential customers the benefits and cost effectiveness of our products and services relative to others available in the market;

  . the extent of our partners' efforts to market, sell and distribute our products;

  . our or our partners' ability to manufacture products in sufficient quantities with acceptable quality and reliability and at an acceptable cost; and

  . the willingness and ability of customers to adopt new technologies requiring capital investments.

   Our products may not gain market acceptance. If our BeadArray technology does not become widely used in the life sciences and pharmaceutical industries, demand for our products will not develop as expected and it is unlikely that we ever will become profitable.

We Are an Early Stage Company Deploying Unproven Technologies. If We Do Not Develop Commercially Successful Products, We May Be Forced to Cease Operations.

   We currently have no commercially available products. Our technologies are in the early stages of development. You should evaluate us in light of the uncertainties and complexities affecting an early stage company developing tools for the life sciences and pharmaceutical industries.

   We may not be successful in the commercial development of products. Prior to their commercialization, products will require significant research and development and investment, including testing, to demonstrate their technical benefits and cost effectiveness. We have not proven our ability to develop and commercialize products. We must conduct a substantial amount of additional research and development before any of our products will be ready for sale. Problems frequently encountered in connection with the development of commercial products using new and unproven technologies might limit our ability to develop and commercialize our products.

Commercialization of Our Technologies Depends On Partnerships and
Collaborations with Other Companies. If Our Current Partnership and Collaborations Are Not Successful, or If We Are Not Able to Enter Into Additional Partnerships and Collaborations in the Future, We May Not Be Able to Develop Our Technologies or Products.

   Since we currently do not possess all of the resources necessary to develop and commercialize products that may result from our technologies, we will need either to develop a sales, marketing and support group with relevant experience or make appropriate arrangements with strategic partners to market and sell our products. We have chosen to enter into arrangements to develop and commercialize our initial products. We have entered into an agreement with PE Biosystems to gain access to their proprietary chemistry format for use with the initial products of the partnership. PE Biosystems also will fund, in part, the development of these products. Our partnership agreement provides that PE Biosystems will develop the detection instrument and reagent kits required for use with these products, and will provide sales and marketing support for the products. If our partnership with PE Biosystems is not successful, or if PE Biosystems elects to terminate our partnership, we may not be able to develop or successfully commercialize our initial products on a timely basis, or at all. We intend to rely on other corporate partners and collaborators to develop other chemistry formats and to gain access to genetic data for use with our technologies. If we do not enter into additional partnership agreements, or if these agreements are not successful, our ability to develop and commercialize products will be impacted negatively and our revenues will decline.

   We have limited or no control over the resources that any partner or collaborator may devote to our products. Any of our present or future partners or collaborators may not perform their obligations as expected. These partners or collaborators may breach or terminate their agreements with us or otherwise fail to meet their obligations or perform their collaborative activities successfully and in a timely manner. Further, any of our partners or collaborators may elect not to develop products arising out of our partnerships or collaborations or devote sufficient resources to the development, manufacture or commercialization of these products. If any of these events occur, we may not be able to develop our technologies or commercialize our products and our ability to generate revenues will decrease.

We Have Limited Manufacturing Experience. If We Are Unable to Find Third-Party Manufacturers to Manufacture Our Products or Unless We Develop Our Product Capability, We May Not Be Able to Launch Our Products in a Timely Manner, or at All.

   We have no experience manufacturing our products in the volumes that will be necessary for us to achieve significant commercial sales. To date, we have limited our manufacturing activities to the manufacturing of prototype systems for testing purposes and for internal use by our collaborative partners.

   The nature of our products requires customized components that currently are available from a limited number of sources. For example, we currently obtain the fiber optic bundles included in our products from a single source. If we are unable to secure a sufficient supply of fiber optic bundles or other product components, we will be unable to meet future demand for our products. We will need to enter into contractual relationships with manufacturers for commercial scale production of our products, or develop these capabilities internally, and we cannot assure you that we will be able to do so on a timely basis, for sufficient quantities or on commercially reasonable terms. Accordingly, we may not be able to establish or maintain reliable, high-volume manufacturing at commercially reasonable costs.

We May Encounter Difficulties in Managing Our Growth That Could Increase Our Losses.

   We have experienced a period of rapid and substantial growth that has strained our human and capital resources. If our growth continues and we are unable to manage it effectively, our business will suffer and our stock price could decline. The number of our employees increased from nine at December 31, 1998 to 60 at March 31, 2000. The need to effectively manage our operations and growth requires us to continue to expend funds to improve our operational, financial and management controls, reporting systems and procedures, and to attract and retain sufficient numbers of talented employees. If we are unable to successfully implement improvements to our management information and control systems in an efficient or timely manner, or if we encounter deficiencies in existing systems and controls, management may receive inadequate information to manage our day-to-day operations.

We Expect Intense Competition in Our Target Markets, Which Could Render Our Products Obsolete or Substantially Limit the Volume of Products That We Sell. This Would Limit Our Ability to Compete and Achieve Profitability.

   We compete with life sciences companies that design, manufacture and market instruments for analysis of genetic variation and function and other applications using technologies such as two-dimensional electrophoresis, capillary electrophoresis, mass spectrometry, flow cytometry, microfluidics, and mechanically deposited, inkjet and photolithographic arrays. For an explanation of these technologies, see "Business--Current Technologies and Their Limitations." We anticipate that we will face increased competition in the future as new companies enter the market with new technologies. The markets for our products are characterized by rapidly changing technology, evolving industry standards, changes in customer needs, emerging competition and new product introductions. One or more of our competitors may render our technology obsolete or uneconomical. Many of our competitors have greater financial and personnel resources and more experience in research and development than we have. Furthermore, the life sciences and pharmaceutical companies, which are our potential customers and strategic partners, could develop competing products.

Our Technologies Can Be Applied to Many Different Industries, and We May Fail to Focus on the Most Profitable Areas.

   Our technologies may be applicable to numerous, diverse industries. However, we have limited financial and managerial resources. Therefore, we will be required to focus on product candidates in selected industries and to forego efforts with regard to other products and industries. Our decisions may not produce viable commercial products and may divert our resources from more profitable market opportunities.

Any Inability to Adequately Protect Our Proprietary Technologies Could Harm Our Competitive Position.

   Our success will depend in part on our ability to obtain patents and maintain adequate protection of our intellectual property in the United States and other countries. If we do not protect our intellectual property adequately, competitors may be able to use our technologies and thereby erode our competitive advantage. The laws of some foreign countries do not protect proprietary rights to the same extent as the laws of the United States, and many companies have encountered significant problems in protecting their proprietary rights abroad. These problems can be caused by the absence of rules and methods for defending intellectual property rights.

   The patent positions of companies developing tools for the life sciences and pharmaceutical industries, including our patent position, generally are uncertain and involve complex legal and factual questions. We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary technologies are covered by valid and enforceable patents or are effectively maintained as trade secrets. We will apply for patents covering our technologies and products, as we deem appropriate. However, our applications may be challenged and may not result in issued patents. Our existing patents and any future patents we obtain may not be sufficiently broad to prevent others from practicing our technologies or from developing competing products. There also is risk that others may independently develop similar or alternative technologies or design around our patented technologies. In addition, others may challenge or invalidate our patents, or our patents may fail to provide us with any competitive advantage.

   We also rely upon trade secret protection for our confidential and proprietary information. We have taken security measures to protect our proprietary information. These measures, however, may not provide adequate protection for our trade secrets or other proprietary information. We seek to protect our proprietary information by entering into confidentiality agreements with employees, collaborators and consultants. Nevertheless, employees, collaborators or consultants may still disclose our proprietary information, and we may not be able to meaningfully protect our trade secrets. In addition, others may independently develop substantially equivalent proprietary information or techniques or otherwise gain access to our trade secrets.

Litigation or Other Proceedings or Third Party Claims of Intellectual Property Infringement Could Require Us to Spend Time and Money and Could Shut Down Some of Our Operations.

   Our commercial success depends in part on our non-infringement of the patents or proprietary rights of third parties. Third parties may assert that we are employing their proprietary technology without authorization. In addition, third parties may obtain patents in the future and claim that use of our technologies infringes these patents. We could incur substantial costs and divert the attention of our management and technical personnel in defending ourselves against any of these claims. We may incur the same liabilities in enforcing our patents against others. Furthermore, parties making claims against us may be able to obtain injunctive or other equitable relief, which effectively could block our ability to further develop, commercialize and sell products, and could result in the award of substantial damages against us. In the event of a successful claim of infringement against us, we may be required to pay damages and obtain one or more licenses from third parties. We may not be able to obtain these licenses at a reasonable cost, or at all. In that event, we could encounter delays in product introductions while we attempt to develop alternative methods or products. Defense of any lawsuit or failure to obtain any of these licenses could prevent us from commercializing available products.

If We Lose Our Key Personnel or Are Unable to Attract and Retain Additional Personnel, We May Be Unable to Achieve Our Goals.

   We are highly dependent on our management and scientific personnel. The loss of their services could adversely impact our ability to achieve our business objectives. We will need to hire additional qualified personnel with expertise in molecular biology, chemistry and biological information processing. We compete for qualified management and scientific personnel with other biotechnology companies, universities and research institutions, particularly those focusing on genomics. Competition for these individuals, particularly in the San Diego area, is intense, and the turnover rate can be high. Failure to attract and retain management and scientific personnel would prevent us from pursuing collaborations or developing our products or technologies.

   Our planned activities will require additional expertise in specific industries and areas applicable to the products developed through our technologies, including the life sciences and healthcare industries and molecular biology, chemistry and biological information processing. Thus, we will need to add new personnel, including management, and develop the expertise of existing management. The failure to do so could impair the growth of our business.

Our Collaborations With Outside Scientists May Be Subject to Change, Which Could Limit Our Access to Their Expertise.

   We work extensively with scientific advisors and collaborators at academic and other institutions to develop applications of our technologies. These scientists are not our employees and may have other commitments that could limit their availability. Although our scientific advisors generally agree not to do competing work, if a conflict of interest between their work for us and their work for another entity arises, we may lose their services. Although our scientific advisors and collaborators sign agreements not to disclose our confidential information, it is possible that some of our valuable proprietary information could become publicly known through them.

We May Need Additional Capital in the Future. If Additional Capital is Not Available On Acceptable Terms, We May Have to Curtail or Cease Operations.

   Our future capital requirements will be substantial and will depend on many factors including payments received under collaborative agreements and government grants, the progress and scope of our collaborative and independent research and development projects, and the filing, prosecution and enforcement of patent claims. Changes also may occur that would require our available capital resources to be consumed significantly sooner than we expect.

   We expect that the proceeds from this offering, combined with our current cash and cash equivalents, investments and funding from existing strategic alliances and grants, will be sufficient to fund our anticipated operating needs for at least the next 24 months. If our capital resources are insufficient to meet future capital requirements, we may have to raise additional funds to continue the development of our technologies and complete the commercialization of products, if any, resulting from our technologies. We may be unable to raise sufficient additional capital. If we fail to do so, we may have to curtail or cease operations.

Management May Invest or Spend the Proceeds of This Offering in Ways With Which You May Not Agree and in Ways That May Not Yield a Return.

   Management will have broad discretion over the use of proceeds from this offering. Stockholders may not agree with management's decisions, and our use of the proceeds may not yield a significant return, or any return at all. We intend to use a majority of the proceeds from this offering for research and development, working capital and other general corporate purposes and to finance potential acquisitions. Because of the number and variability of factors that determine our use of the net proceeds from this offering, we cannot assure you that our actual use will not vary substantially from our currently planned uses. Initially, we intend to invest the net proceeds from this offering in income producing, investment grade securities.

We Expect that Our Quarterly Results of Operations Will Fluctuate. This Fluctuation Could Cause Our Stock Price to Decline.

   Our quarterly operating results have fluctuated in the past and are likely to do so in the future. These fluctuations could cause our stock price to fluctuate significantly or decline. A large portion of our expenses are relatively fixed, including expenses for facilities, equipment and personnel. In addition, we expect operating expenses to increase significantly in 2000. Accordingly, if revenues do not grow as anticipated, we may not be able to correspondingly reduce our operating expenses. Failure to achieve anticipated levels of revenues, therefore, could significantly harm our operating results for a particular fiscal period.

   Due to the possibility of fluctuations in our revenues and expenses, we believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance. Our operating results in some quarters may not meet the expectations of stock market analysts and investors. In that case, our stock price probably would decline.

If We Engage in Any Acquisition, We Will Incur a Variety of Costs, and May Never Realize the Anticipated Benefits of the Acquisition.

   If appropriate opportunities become available, we may attempt to acquire businesses, technologies, services or products that we believe are a strategic fit with our business. We currently have no commitments or agreements with respect to any material acquisitions. If we do undertake any acquisition, the process of integrating an acquired business, technology, service or product may result in unforeseen operating difficulties and expenditures and may absorb significant management attention that would otherwise be available for ongoing development of our business. Moreover, we may fail to realize the anticipated benefits of any acquisition. Future acquisitions could reduce your ownership in Illumina and could cause us to incur debt, expose us to future liabilities and result in amortization expenses related to goodwill and other intangible assets.

   In addition, recent proposed changes in the Financial Accounting Standards Board rules for merger accounting may affect the cost of making acquisitions or of being acquired. For example, if these proposed changes become effective, we likely would have to record goodwill or other intangible assets that we would amortize to earnings if we merge with another company. This amortization would adversely impact our future operating results. In addition, a prospective acquiror of Illumina might be less inclined to acquire us if they are required to amortize goodwill or other intangible assets. Further, accounting rules changes that reduce the availability of immediate write-offs of the value of in-process research and development in connection with an acquisition could result in the capitalization and amortization of these amounts, which would negatively impact our results of operations in future periods.

Our Stock Price Could Be Extremely Volatile. You May Not Be Able to Resell Your Shares at or Above the Initial Public Offering Price.

   Prior to this offering, there has been no public market for shares of our common stock. An active trading market may not develop or be sustained following completion of this offering. The initial public offering price for the shares will be determined by negotiations between us and representatives of the underwriters. This price may bear no relationship to the price at which our common stock will trade upon completion of this offering. The stock market has experienced significant price and volume fluctuations, and the market prices of technology companies, particularly life sciences companies, have been highly volatile. You may not be able to resell your shares at or above the initial public offering price.

   In the past, companies that have experienced volatility in the market price of their stock have been the objects of securities class action litigation. If we were the object of securities class action litigation, it could result in substantial costs and a diversion of management's attention and resources.

Future Sales of Our Common Stock May Depress Our Stock Price.

   The market price of our common stock could decline as a result of sales of substantial amounts of our common stock in the public market after the closing of this offering, or the perception that these sales could occur. In addition, these factors could make it more difficult for us to raise funds through future offerings of common stock. There will be approximately 30,541,095 shares of common stock outstanding immediately after this offering, or approximately 31,291,095 shares if the representatives of the underwriters exercise their over-allotment option in full. These shares, other than the shares sold in the offering, will become available for sale in the public market as follows:

  . 264,768 shares that become eligible for sale at various times between the date of this offering and the date 90 days after the effective date of this offering;

  . an additional 15,862,985 shares that become eligible for sale beginning 180 days after the effective date of this offering;

  . an additional 82,372 shares that become eligible for sale upon exercise of vested options 90 days after the date of this prospectus and an additional 41,755 shares that become eligible for sale upon the exercise of vested options 180 days after the date of this prospectus; and

  . an additional 9,413,342 shares that become eligible for sale at various times thereafter upon the expiration of applicable holding periods.

Some of Our Existing Stockholders Can Exert Control Over Us, and May Not Make Decisions That Are in the Best Interests of All Stockholders.

   After this offering, our officers, directors and principal stockholders (greater than 5% stockholders) together will control approximately 47.4% of our outstanding common stock. As a result, these stockholders, acting together, would be able to exert significant influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. In addition, this concentration of ownership may delay or prevent a change of control of our company, even when a change may be in the best interests of our stockholders. The interests of these stockholders may not always coincide with our interests as a company or the interests of other stockholders. Accordingly, these stockholders could cause us to enter into transactions or agreements that we would not otherwise consider.

Our Operations Must Comply With Environmental Statutes and Regulations, and Any Failure to Comply Could Result in Extensive Costs Which Would Harm Our Business.

   The manufacture of our products involves the use, transportation, storage and disposal of hazardous substances and is subject to related environmental and health and safety statutes and regulations. Although we currently use fairly small quantities of hazardous substances, as we expand our operations, the increased use of hazardous substances will lead to additional and more stringent requirements. This may cause us to incur substantial costs to maintain compliance with applicable statutes and regulations. In addition, our failure to comply with laws and regulations and any costs associated with unexpected and unintended releases of hazardous substances by us into the environment, or at disposal sites used by us, could expose us to substantial liability in the form of fines, penalties, remediation costs or other damages, or could lead to a shut down of our operations. We are not aware of any current claims associated with our use of hazardous substances. It is our intent to remain at all times in full compliance with all applicable environmental and health and safety laws and regulations.

                           FORWARD-LOOKING STATEMENTS

   You should not rely on forward-looking statements in this prospectus. This prospectus, including the sections entitled "Prospectus Summary", "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business", contains forward-looking statements within the meaning of the federal securities laws. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by the forward-looking statements. These risks and other factors include those listed under "Risk Factors" and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "expect", "intend", "plan", "anticipate", "believe", "estimate", "predict", "potential", "continue" or the negative of these terms or other comparable terminology. Examples of these forward-looking statements include, but are not limited to, statements regarding the following:

  . the introduction and development of new products, product improvements and new services;

  . the applicability and usefulness of our technologies in various markets and industries;

  . the success of our technologies;

  . emerging markets in functional genetic analysis, namely SNP genotyping, gene expression profiling and proteomics, and the future growth of these markets;

  . demand for increased throughput in genetic analysis;

  . continued advances in genomics;

  . the potential to derive medically valuable information from raw genetic data and the further potential to use this information to improve drugs and therapies, to customize diagnosis and treatment, and cure disease;

  . potential future partnerships, collaborations and acquisitions;

  . growth in our research and development, general and administrative expenses;

  . the proceeds of this offering, combined with our cash, cash equivalents, investments, and funding through grants and collaborations being sufficient to fund our anticipated operating needs for the next 24 months; and

  . the lack of a material impact of the adoption of SFAS No. 133.

These statements are only predictions. In evaluating these statements, you should consider various factors, including the risks outlined under "Risk Factors." These factors may cause actual events or our results to differ materially from those expressed or implied by any forward-looking statement.

   Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these forward-looking statements. We are under no duty and do not intend to update any of the forward-looking statements after the date of this prospectus or to conform our prior statements to actual results.

                                USE OF PROCEEDS

   We estimate that the net proceeds from the sale of the 5,000,000 shares of common stock that we are selling in this offering will be approximately $45.2 million ($52.2 million if the underwriters exercise their over-allotment option in full) based on an assumed public offering price of $10.00 per share and after deducting the estimated underwriting discount and estimated offering expenses payable by us.

   We intend to use the net proceeds of this offering for general corporate purposes including:

  . commercialization of our BeadArray and Oligator technologies;

  . research and development;

  . working capital;

  . funding our operating losses;

  . capital expenditures; and

  . possible acquisitions.

   The amounts that we actually expend for working capital purposes will vary significantly depending on a number of factors, including future revenue growth, if any, and the amount of cash we generate from operations. As a result, we will retain broad discretion in the allocation of the net proceeds of this offering. In addition, we may use a portion of the net proceeds for further development of our products through acquisitions of complementary businesses, products and technologies. However, we have no present commitments or agreements with respect to any acquisitions. Initially, we intend to invest the net proceeds in income producing, investment-grade securities.

                                DIVIDEND POLICY

   We have never declared or paid any dividends on our capital stock. We currently expect to retain any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends.

                                 CAPITALIZATION

   The following table sets forth our actual capitalization as of March 31, 2000 and as adjusted to reflect the automatic conversion of our outstanding preferred stock into 18,836,297 shares of common stock upon the closing of this offering and the sale of 5,000,000 shares of our common stock at an estimated price of $10.00 per share, less estimated expenses payable by us and the underwriting discount. You should read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and the notes to those statements included elsewhere in this prospectus.

                                                           Actual   As Adjusted
                                                           -------  -----------
                                                             (in thousands,
                                                           except share data)
Stockholders' equity:
  Convertible preferred stock: authorized--50,000,000
   shares actual (no par value) and 10,000,000 shares as
   adjusted ($0.01 par value); issued and outstanding--
   18,836,297 shares actual and none as adjusted.......... $37,398    $   --
  Common stock, $0.01 par value: authorized--60,000,000
   shares actual and 120,000,000 shares as adjusted;
   issued and outstanding--6,704,798 shares actual and
   30,541,095 shares as adjusted..........................      67        305
  Additional paid-in capital..............................  22,741    105,101
  Deferred compensation................................... (18,768)   (18,768)
  Unrealized loss on investments..........................     (40)       (40)
  Accumulated deficit..................................... (10,564)   (10,564)
                                                           -------    -------
Total stockholders' equity................................ $30,834    $76,034
                                                           =======    =======

   The outstanding share information excludes the shares issuable upon exercise of the options and warrants referred to in the paragraph following the table under "Prospectus Summary--The Offering."

                                    DILUTION

   Our pro forma net tangible book value as of March 31, 2000 was $30.8 million, or $1.20 per share. Pro forma net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities and divided by the total number of shares of common stock outstanding after giving effect to the automatic conversion of our convertible preferred stock. Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the pro forma net tangible book value per share of common stock immediately after the completion of this offering. After giving effect to the sale of the shares of common stock offered by us at an assumed initial public offering price of $10.00 per share, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma net tangible book value as of March 31, 2000 would have been approximately $76.0 million or $2.49 per share of common stock. This represents an immediate increase in pro forma net tangible book value of $1.29 per share to existing stockholders and an immediate dilution of $7.51 per share to new investors of common stock. The following table illustrates this dilution on a per share basis:

   Assumed initial public offering price per share................       $10.00
     Pro forma net tangible book value per share as of March 31,
      2000........................................................ $1.20
     Increase per share attributable to new investors.............  1.29
                                                                   -----
   Pro forma net tangible book value per share after this
    offering......................................................         2.49
                                                                         ------
   Dilution per share to new investors............................       $ 7.51
                                                                         ======

   The following table summarizes, on a pro forma basis after giving effect to the offering (based on an assumed initial public offering price of $10.00 per share), as of March 31, 2000, the differences between the existing stockholders and new investors with respect to the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid:

                            Shares Purchased  Total Consideration
                           ------------------ ------------------- Average Price
                             Number   Percent   Amount    Percent   Per Share
                           ---------- ------- ----------- ------- -------------
   Existing stockholders.. 25,541,095    84%  $39,940,480    44%     $ 1.56
   New investors..........  5,000,000    16%   50,000,000    56%     $10.00
                           ----------   ---   -----------   ---
     Total................ 30,541,095   100%   89,940,480   100%
                           ==========   ===   ===========   ===

   The foregoing discussion and tables are based upon the number of shares actually issued and outstanding on March 31, 2000 and assume no exercise of the options and warrants then outstanding, which are referred to in the first paragraph following the table under "Prospectus Summary--The Offering". Assuming the exercise of all of these options and warrants, the number of shares purchased by existing shareholders would be 26,516,763, or 84%, the total consideration paid by existing shareholders would be $40,297,512, or 45%, for an average price per share of $1.52 and the dilution per share to new investors would be $7.58.

                         SELECTED FINANCIAL INFORMATION
                     (in thousands, expect per share data)

   The statement of operations data set forth below for the period from April 28, 1998 (inception) to December 31, 1998 and for the year ended December 31, 1999 and the balance sheet data at December 31, 1998 and 1999 are derived from our financial statements that have been audited by Ernst & Young LLP, which are included elsewhere in this prospectus, and are qualified by reference to those financial statements. The data for the three months ended March 31, 1999 and 2000 and at March 31, 2000 are derived from unaudited financial statements included elsewhere in this prospectus. We have prepared this unaudited information on the same basis as the audited financial statements and have included all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position at such date and our operating results for these periods. You should read the selected financial information set forth below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes appearing elsewhere in this prospectus.

                                      Period from
                                       April 28,
                                          1998                   Three months
                                      (inception)                   ended
                                        through     Year ended    March 31,
                                      December 31, December 31, ---------------
                                          1998         1999      1999    2000
                                      ------------ ------------ ------  -------
                                                                 (Unaudited)
Statement of Operations Data:
Grant and collaborative revenue.....    $   --       $   474    $   42  $    83
                                        -------      -------    ------  -------
  Total revenue.....................        --           474        42       83
Operating expenses:
 Selling, general and
  administrative....................        345        1,349       164      615
 Research and development...........        771        4,048       711    2,671
 Amortization of deferred
  compensation, and other non-cash
  compensation charges..............         78          958       100    1,186
                                        -------      -------    ------  -------
  Total operating expenses..........      1,194        6,355       975    4,472
                                        -------      -------    ------  -------
Operating loss......................     (1,194)      (5,881)     (933)  (4,389)
Other income, net...................         48          363        90      488
                                        -------      -------    ------  -------
Net loss............................    $(1,146)     $(5,518)   $ (843) $(3,901)
                                        =======      =======    ======  =======
Historical net loss per share, basic
 and diluted........................    $ (1.71)     $ (3.91)   $(1.21) $ (2.31)
                                        =======      =======    ======  =======
Historical weighted average shares
 outstanding........................        669        1,410       696    1,686
Pro forma net loss per share........                 $ (0.40)           $ (0.25)
                                                     =======            =======
Pro forma weighted average shares
 outstanding........................                  13,697             15,701

                                                      As of
                                                   December 31,  March 31,
                                                   1998   1999     2000
                                                  ------ ------- ---------
                                                                  (Unaudited)
Balance Sheet Data:
Cash, cash equivalents and short-term
 investments..................................... $8,234 $33,088  $32,717
Working capital..................................  8,231  32,881   32,392
Total assets.....................................  8,557  33,895   34,430
Deferred revenue.................................    --    1,250    2,500
Convertible preferred stock......................  9,398  37,398   37,398
Stockholders' equity.............................  8,380  32,032   30,834

   See our financial statements for a description of the computation of historical and pro forma net loss per share and the number of shares used in the historical and pro forma per share calculations in "Statement of Operations Data" above.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion and analysis of our financial condition and results of operations should be read in conjunction with "Selected Financial Data" and our financial statements and related notes included elsewhere in this prospectus. In addition to historical information, the discussion and analysis contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated by these forward-looking statements due to factors including, but not limited to, those factors set forth under "Risk Factors" and elsewhere in this prospectus.

Overview

   We were founded and began operations in April 1998. We are developing next-generation tools that will permit the large-scale analysis of genetic variation and function. To date, we have generated revenues primarily from government grants from the National Institutes of Health. We have entered into a strategic partnership with PE Biosystems and research collaborations with Dow Chemical, Third Wave Technologies and PyroSequencing. We expect to commercialize our first products in 2001 in partnership with PE Biosystems. We have not entered into any commercial agreements with our research collaborators, but we may do so in the future.

   We have dedicated substantial resources to the development of our proprietary technologies. We have designed our technologies to provide the throughput, cost effectiveness and flexibility necessary to investigate and understand genetic variation and function on the large scale necessary to extract medically valuable information from raw genetic data.

   Our revenues are primarily attributable to research funding. We recognize revenues related to research funding as we incur related research and development expenses. Our strategic partners often pay us before we recognize the related revenues, and we defer these payments until we earn them. As of March 31, 2000, we had deferred revenue of $2.5 million.

   We have incurred substantial operating losses since our inception. As of March 31, 2000, our accumulated deficit was $10.6 million, and total stockholders' equity was $30.8 million. We expect to incur additional operating losses over the next several years as we continue to fund internal research and development, develop our technologies and commercialize products based on those technologies.

Results of Operations

Comparison of Three Months Ended March 31, 1999 and 2000

 Revenue


   Revenue for the three months ended March 31, 1999 and 2000 were $42,233 and $83,205, respectively. Government grants accounted for 100% and 89% of our total revenue for the three months ended March 31, 1999 and 2000, respectively.

 Research and Development Expenses

   Our research and development expenses consist primarily of salaries and other personnel-related expenses, facility costs and supplies. Research and development expenses increased $2.0 million to $2.7 million for the three months ended March 31, 2000, from $0.7 million for the three months ended March 31, 1999. The increase was primarily due to increased staffing and other personnel-related costs to support our BeadArray technology. We expect that our research and development expenses will increase substantially to support our collaborative research programs, internal product research and development and technology development.

 General and Administrative Expenses

   Our general and administrative expenses consist primarily of personnel costs for finance, human resources, business development and general management, as well as professional fees, such as expenses for legal and accounting services. General and administrative expenses increased $0.4 million to $0.6 million for the three months ended March 31, 2000 from $0.2 million for the three months ended March 31, 1999. This increase was primarily attributable to an increase in staffing necessary to manage and support our growth. We expect that our general and administrative expenses will increase as we expand our legal and accounting staff, add infrastructure and incur additional costs to support our growth and requirements as a public company.

 Amortization of Deferred Compensation and Other Non-Cash Compensation Charges

   In connection with the grant of stock options and sale of restricted common stock to employees, founders and directors, we recorded deferred compensation of approximately $0.3 million and $12.6 million for the three months ended March 31, 1999 and 2000, respectively. We recorded this amount as a component of stockholders' equity and will amortize the amount as a charge to operations over the vesting period of the stock and options. We recorded amortization of this deferred compensation of approximately $48,000 and $0.8 million for the three months ended March 31, 1999 and 2000, respectively. We recorded an additional $52,000 and $0.3 million of expense related to restricted common stock sold to consultants for the three months ended March 31, 1999 and 2000, respectively, which was expensed as our rights to repurchase the common stock lapsed.

   For employees, founders and directors, deferred compensation represents the difference between the exercise price of the option or purchase price of the stock and the deemed fair value of our common stock on the date of grant in accordance with Accounting Principles Board Opinion No. 25 and its related interpretations. For consultants, deferred compensation is recorded at the fair value for the options granted or stock sold in accordance with Statement of Financial Accounting Standards No. 123 and Emerging Issues Task Force No. 96-18.

   We recognize compensation expense over the vesting period for employees, founders and directors, using an accelerated amortization methodology in accordance with Financial Accounting Standards Board interpretation No. 28. In February 2000, we modified all our consultant agreements to include assurances that the contracts would be fulfilled. In accordance with these modifications, we recorded additional deferred compensation of $3.0 million as a component of stockholders' equity and will amortize this amount as a charge to operations over the vesting period of the stock and options. We recorded amortization of this deferred compensation of approximately $80,000 for the three months ended March 31, 2000.

 Other Income

   Other income, net of expenses, primarily consists of interest income, net of interest and amortization expense. Interest income, which represents income earned on our cash and cash equivalents and investments, was $0.5 million for the three months ended March 31, 2000 as compared to $0.1 million for the three months ended March 31, 1999. Changes in interest income were due primarily to changes in our average cash and investment balances during these periods. There was no interest expense in either period and amortization expense was approximately $9,500 in each period.

Comparison of Years Ended December 31, 1998 and 1999

 Revenue

   Revenue for the year ended December 31, 1999 was $0.5 million, 92% of which was from government grants. We had no revenue for the period from our inception on April 28, 1998 through December 31, 1998.

 Research and Development

   Research and development expenses increased $3.2 million to $4.0 million for the year ended December 31, 1999, from $0.8 million for the period from our inception on April 28, 1998 through December 31, 1998. The increase was primarily due to increased staffing and other personnel costs to support the development of our technologies.

 General and Administrative Expenses

   General and administrative expenses increased $1.0 million to $1.3 million for the year ended December 31, 1999 from $0.3 million for the period from our inception on April 28, 1998 through December 31, 1998. This increase was primarily attributable to an increase in staffing necessary to manage and support our growth.

 Amortization of Deferred Compensation and Other Non-Cash Compensation Charges

   In connection with the grant of stock options and sale of restricted common stock to employees, founders and directors, we recorded deferred compensation of approximately $0.3 million and $4.3 million for the period from our inception on April 28, 1998 through December 31, 1998 and the year ended December 31, 1999, respectively. We recorded this amount as a component of stockholders' equity and will amortize the amount as a charge to operations over the vesting period of the stock and options. We recorded amortization of this deferred compensation of approximately $33,000 and $0.6 million for the period from our inception on April 28, 1998 through December 31, 1998 and the year ended December 31, 1999, respectively. We recorded an additional $45,000 and $0.4 million of expense related to restricted common stock sold to consultants for the period from our inception on April 28, 1998 through December 31, 1998 and the year ended December 31, 1999, respectively, which is expensed as our rights to repurchase the common stock lapse.


 Other Income

   Interest income was $0.4 million for the year ended December 31, 1999 as compared to $48,000 for the period from our inception on April 28, 1998 through December 31, 1998. Interest expense was $48,000 for the year ended December 31, 1999. There was no interest expense for the period from our inception on April 28, 1998 through December 31, 1998.

 Provision for Income Taxes

   We incurred net operating losses for the period from our inception on April 28, 1998 through December 31, 1998 and the year ended December 31, 1999, and accordingly, we did not pay any federal or state income taxes. As of December 31, 1999, we had net operating loss carryforwards for federal tax purposes of approximately $5.1 million, which begin to expire in 2018.

   As of December 31, 1999, we had net operating loss carryforwards for state tax purposes of approximately $5.3 million, which begin to expire in 2006. We also had federal and state research and development tax credit carryforwards of approximately $0.3 million and $0.2 million, respectively, which begin to expire in 2018, unless previously utilized.

   Our utilization of the net operating losses and credits may be subject to substantial annual limitations pursuant to Section 382 and 383 of the Internal Revenue Code, and similar state provisions, as a result of changes in our ownership structure. These annual limitations may result in the expiration of net operating losses and credits prior to utilization.

Liquidity and Capital Resources

   Since inception, we have financed our business primarily through private placements of preferred stock with net proceeds of $37.4 million, and funding from strategic partners and government grants. As of March 31, 2000, we had cash, cash equivalents and investments of approximately $32.7 million. We currently invest our funds in U.S. investment-grade corporate debt securities with maturities not exceeding 18 months.

   Our operating activities used cash of $1.1 million and $2.9 million in the period from our inception on April 28, 1998 through December 31, 1998 and the year ended December 31, 1999 respectively, and $0.8 million and $0.7 million in the three months ended March 31, 1999 and 2000, respectively. Our use of cash for these periods primarily resulted from our losses from operations offset by receipt of funding from collaborators.

   Our investing activities used cash of $12.3 million in the year ended December 31, 1999, and $5.3 million and $6.3 million in the three months ended March 31, 1999 and 2000, respectively, substantially all of which consisted of purchases of investment securities. We had minimal investing activities in the period from our inception on April 28, 1998 through December 31, 1998.

   Our financing activities provided $9.3 million, $28.1 million and $0.9 million in the period from our inception on April 28, 1998 through December 31, 1998, the year ended December 31, 1999 and the three months ended March 31, 2000, respectively. We had minimal financing activities in the three months ended March 31, 1999. Our financing activities have consisted primarily of the sale of stock to both private investors and strategic partners.

   We lease our primary office facility under an operating lease with options to renew under varying terms. In addition, we entered into a $1 million lease financing arrangement with a lease financing corporation in October 1998. As of December 31, 1999, we had utilized all funds available under this lease agreement. At March 31, 2000, the total of annual future minimum lease payments under these lease arrangements was $1.1 million. In April 2000, we entered into a $3 million loan arrangement to be used at our discretion to finance purchases of capital equipment, $1.7 million of which remains available.

   Our existing facility lease will expire in August 2001. We are currently in negotiations to lease an additional 20,000 square feet in the same facility, through August 2002. We are also in negotiations to lease a total of 97,000 square feet in two buildings that will be constructed over the next year. The lease will contain an option to purchase the buildings together with additional land on the same site. If these negotiations are successfully completed we would be obligated to provide funding of approximately $6 million at the time the lease is executed, in the form of an interest bearing, secured loan with a term of approximately one year. In addition, we would be obligated to provide a secured letter of credit.

   We expect that the proceeds from this offering, combined with our current cash and cash equivalents, investments and funding from existing strategic alliances and grants will be sufficient to fund our anticipated operating needs for at least the next 24 months. However, our future capital requirements and the adequacy of our available funds will depend on many factors, including scientific progress in our research and development programs, the magnitude of those programs, competing technological and market developments and our ability to successfully commercialize our first products in partnership with PE Biosystems and to establish additional strategic relationships. Therefore, we may require additional funding within this time frame and the additional funding, if needed, may not be available on terms that are acceptable to us, or at all. Further, any additional equity financing may be dilutive to our then existing stockholders and may adversely affect their rights.

Recently Issued Accounting Standards

   SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, will be effective January 1, 2001. This statement establishes accounting and reporting standards requiring that every derivative instrument, including derivative instruments imbedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement also requires that changes in the derivative's fair value be recognized in earnings unless specific hedge accounting criteria are met. We believe the adoption of SFAS No. 133 will not have an effect on our financial statements because we do not engage in derivative or hedging activities.

Quantitative and Qualitative Disclosure about Market Risk

   Our exposure to market risk for changes in interest rates relates primarily to the increase or decrease in the amount of interest income we can earn on our investment portfolio and on the increase or decrease in the amount of interest expense we must pay with respect to our various outstanding debt instruments. Our risk associated with fluctuating interest expense is limited, however, to our capital lease obligations, the interest rates under which are closely tied to market rates, and our investments in interest rate sensitive financial instruments. Under our current policies, we do not use interest rate derivative instruments to manage exposure to interest rate changes. We ensure the safety and preservation of our invested principal funds by limiting default risk, market risk and reinvestment risk. We mitigate default risk by investing in investment grade securities. A hypothetical 100 basis point adverse move in interest rates along the entire interest rate yield curve would not materially affect the fair value of our interest sensitive financial instruments. Declines in interest rates over time will, however, reduce our interest income while increases in interest rates over time will increase our interest expense.

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                                    BUSINESS

Overview

   We are developing next-generation tools that will permit the large-scale analysis of genetic variation and function. The information provided by these analyses will enable the development of personalized medicine, a key goal of genomics. Our proprietary BeadArray technology will provide the throughput, cost effectiveness and flexibility necessary to enable researchers in the life sciences and pharmaceutical industries to perform the billions of tests necessary to extract medically valuable information from advances in genomics. This information will correlate genetic variation and gene function with particular disease states, enhancing drug discovery, allowing diseases to be detected earlier and more specifically, and permitting better choices of drugs for individual patients. Our technology will have applicability across a wide variety of industries beyond life sciences and pharmaceuticals, including agriculture, food, chemicals and petrochemicals.

The Importance of SNPs, Gene Expression and Proteomics in Modern Medical
Research

 Background on Genes and Proteins

   The human body is composed of billions of cells each containing deoxyribonucleic acid, or DNA, which encodes the basic instructions for cellular function. The complete set of an individual's DNA is called the genome, and is organized into 23 pairs of chromosomes, which are further divided into over 100,000 smaller regions called genes. Each cell uses or expresses only those genes required for its specific functions. Each gene is comprised of a string of four types of nucleotide bases, known as A, C, G and
T. Human DNA has approximately 3 billion nucleotides and their precise order is known as the DNA sequence. When a gene is expressed, a copy of its DNA sequence, called messenger RNA, or mRNA, is used as a template to direct the synthesis of a protein. Proteins direct cell function and ultimately the development of individual traits. Any variation in any part of a gene, called a polymorphism, may result in a change in cell function leading to disease.

 Genetic Variation and Function

   Every person inherits two copies of each gene, one from each parent. The two copies of each gene may be identical, or they may be different. These differences are referred to as genetic variation. Examples of the physical consequences of genetic variation include differences in eye and hair color.

   Genetic variation can also have important medical consequences, including predisposition to disease and differential response to drugs. Genetic variation affects diseases, including cancer, diabetes, cardiovascular disease and Alzheimer's disease. In addition, genetic variation may cause people to respond differently to the same drug. Some people may respond well, others may not respond at all, and still others may experience adverse side effects.

   The most common form of genetic variation is a Single Nucleotide Polymorphism, or SNP. A SNP is a variation in a single position in a DNA sequence. It is estimated that the human genome contains between three and six million SNPs. The importance of SNPs is illustrated by the recent formation of the SNP Consortium, which includes nine major pharmaceutical companies, chartered to discover an initial set of approximately 300,000 SNPs.

   While in some cases a single SNP will be responsible for medically important effects, it is now believed that the genetic component of most major diseases is the result of the interaction of many SNPs. Therefore, it will be important to investigate many SNPs together in order to discover medically valuable information.

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

   In addition to the knowledge gained from the analysis of SNPs, the study of gene function will significantly contribute to clinical diagnosis and treatment. This study focuses on the physiological functions that are affected by medically relevant SNPs.

   Current efforts to understand genetic variation and function have centered around three principal techniques: SNP genotyping, gene expression profiling and proteomics.

 SNP Genotyping

   SNP genotyping is the process of determining which SNPs are present in each of the two copies of a gene, or other portion of DNA sequence, within an individual or other organism. The use of SNP genotyping to obtain meaningful statistics on the effect of an individual SNP or a collection of SNPs, and to apply that information to clinical trials and diagnostic testing, will require the analysis of millions of SNP genotypes and the testing of large populations for each disease. For example, a single large clinical trial could involve genotyping 300,000 SNPs per patient in 1,000 patients, thus requiring
300 million assays. Using available technologies, this scale of SNP genotyping is both impractical and prohibitively expensive.

   Large-scale SNP genotyping, when commercially feasible, will be used for a variety of applications, including genomics-based drug development, clinical trial analysis, disease predisposition testing, and disease diagnosis. SNP genotyping can also be used outside of healthcare, for example in the development of plants and animals with desirable commercial characteristics. These markets will require billions of SNP genotyping assays annually.

 Gene Expression Profiling

   Gene expression profiling is the process of determining which genes are active in a specific cell or group of cells and is accomplished by measuring mRNA, the intermediary between genes and proteins. Variation in gene expression can cause disease, or act as an important indicator of disease or predisposition to disease. By comparing gene expression patterns between cells from different environments, such as normal tissue compared to diseased tissue or in the presence or absence of a drug, specific genes or groups of genes that play a role in these processes can be identified. Studies of this type, used in drug discovery, require monitoring thousands, and preferably tens of thousands, of mRNAs in large numbers of samples. The high cost of large-scale gene expression profiling has limited the development of the gene expression profiling market.

   Once gene expression patterns have been correlated to specific diseases, gene expression profiling is expected to become an important diagnostic tool. Diagnostic use of expression profiling tools is anticipated to grow rapidly with the combination of the sequencing of various genomes and the availability of more cost-effective technologies.

 Proteomics

   Proteomics is the process of determining which proteins are present in cells and how they interact with one another. Proteomics is another method of correlating the molecular state of a cell with disease or reaction to a stimulus such as a drug. This market remains undeveloped, as low cost, accurate technologies for analysis have not been available. We expect that proteomics will become valuable in drug discovery research as the technologies improve and that array technology will be critical in facilitating the growth of this market.

Current Technologies and Their Limitations

   There are currently a variety of technologies available for analyzing genetic variation and function. These technologies lack the combination of high throughput, cost effectiveness and flexibility necessary to adequately address the rapidly evolving markets of SNP genotyping, gene expression profiling and proteomics. These technologies can be classified into three distinct groups:

   Traditional Technologies. Traditional technologies perform assays individually, or serially. Serial processing is an inherent limitation to assay throughput. These technologies often require relatively large sample volumes, adding significantly to the costs of the assays. Most of them have limited flexibility to perform different applications. Examples of traditional technologies include 2D electrophoresis, capillary electrophoresis, mass spectrometry and flow cytometry.

  . 2D Electrophoresis. Two-dimensional electrophoresis, or 2D electrophoresis, separates proteins on the basis of molecular characteristics and is the traditional method for detecting the presence of proteins. This process separates large numbers of proteins within a sample, but has poor reproducibility and requires an additional process to identify particular proteins.

  . Capillary Electrophoresis. Capillary electrophoresis is a process for separating DNA in glass tubes and can be applied to SNP genotyping. While recent advances that include multiple capillaries have improved throughput, this technology is still fundamentally serial in nature, and thus has low throughput for genotyping applications. It also uses large sample sizes, contributing to assay cost.

  . Mass Spectrometry. Mass spectrometry, a process that uses a sophisticated instrument to measure molecular weight, has recently been applied to SNP genotyping and proteomics. Provided sample preparation and purification are successful, the sample read out is accurate. However, as another serial detection process, mass spectrometry has limited throughput compared to array technologies and requires expensive instrumentation.

  . Flow Cytometry. Flow cytometry, a technique for counting cells, has been modified for use in SNP genotyping and proteomics. For these applications, beads flow past a detector one bead at a time. While flow cytometry is a somewhat flexible and inexpensive technology, it has low throughput compared to array technologies because it analyzes SNPs and proteins serially. Moreover, flow cytometry can only perform a limited number of tests per bead pool.

   Microfluidics. Microfluidics, a process for miniaturizing the scale of experimentation, offers some improvement over traditional techniques, although it remains a largely serial process with only moderate throughput compared to array technologies. Although multiple applications are possible using microfluidic systems, the practical implementation of applications using these systems is challenging.

   Arrays. Arrays, which perform assays in parallel, were developed to achieve the high throughput required for large-scale genetic analysis. The spacing between test sites in an array defines the array's density. Higher density increases parallel processing. In addition to increasing the throughput, higher density reduces the required sample volume, and thereby lowers costs. Arrays offer parallel processing by performing multiple assays per sample simultaneously. However, they currently lack the ability to test multiple samples simultaneously, one more level of parallel processing necessary for large-scale genetic analysis. These array technologies also have limited applications outside of SNP genotyping and gene expression profiling. Manufacturing limitations have further prevented arrays from reaching their full potential. There are a number of current methodologies for manufacturing arrays, including mechanical deposition, inkjet printing and photolithography, each with its own set of limitations.

  . Mechanical Deposition. This method of manufacturing arrays has centered around creating test sites by mechanically depositing material on a flat surface. These arrays can be easily modified and are relatively inexpensive. However, it is difficult to put the test sites close together, resulting in relatively low-density arrays that have limited throughput. In addition, the arrays cannot be mass produced and because they are made individually, they may vary in quality.

  . Inkjet Printing. Inkjet printing is a new method for manufacturing arrays that deposits DNA on a surface in a manner similar to the way an inkjet printer deposits ink on paper. Although these arrays are flexible, they are unlikely to be used for large-scale genetic analysis because they are difficult to mass produce.

  . Photolithography. Photolithography uses a process similar to semiconductor manufacturing to synthesize DNA on a surface. Test sites can be placed closer together using this process, creating high-density arrays, thereby increasing assay throughput. However, the photolithographic process requires very expensive capital equipment and has expensive tooling that greatly limits the ability to modify arrays.

   Traditional technologies, microfluidics and arrays all use various chemistries to perform assays in SNP genotyping, gene expression profiling and proteomics. The specific chemistries and techniques used to perform an assay, known as an assay format, can be deployed using one or more of the above technologies. Often, assay formats are designed to perfom only one test per well of a microtiter plate, resulting in low throughput and adding significantly to expense.

   Thus, while numerous technologies and assay formats are being applied to SNP genotyping, gene expression and proteomics, growth of these markets is currently limited by the absence of a cost-effective technology that enables billions of assays to be carried out annually.

Illumina's Solution

   Illumina has developed a proprietary array technology that enables the large-scale analysis of genetic variation and function. Our BeadArray technology combines fiber optic bundles and microscopic beads in a simple proprietary manufacturing process to produce array cassettes that can perform up to 3 million assays simultaneously. Our BeadArray technology provides a unique combination of high throughput, cost effectiveness, and flexibility. We achieve high throughput with a high density of test sites per array and our ability to format arrays in a pattern arranged to match the wells of standard microtiter plates. We maximize cost effectiveness by reducing consumption of expensive reagents and valuable samples, and from the low manufacturing costs associated with our complementary technologies. Our ability to vary the size, shape and format of the fiber optic bundles and to create specific beads for different applications provides the flexibility to address multiple markets and market segments. We believe that these features will enable our BeadArray technology to become a leading platform for the emerging high-growth markets of SNP genotyping, gene expression profiling and proteomics.

Illumina's Strategy

   Our goal is to make our BeadArray platform the industry standard for products and services using array technologies. We plan to achieve this by:

 Focusing on Emerging High-Growth Markets

   We are initially focusing on the SNP genotyping, gene expression profiling and proteomics markets. We believe these markets have the potential for high growth due to increasing demand for therapeutics and diagnostics based on newly available genomic information. To date, the lack of high-throughput, cost-effective technologies has limited the growth of these markets.

 Rapidly Commercializing Our BeadArray Technology for SNP Genotyping

   We intend to rapidly commercialize our BeadArray technology for SNP genotyping through partnerships. Our first partner, PE Biosystems, contributes extensive expertise in instrument and reagent development, as well as a large and experienced worldwide sales and marketing team. We believe that the combination of our BeadArray technology with PE Biosystems' leadership position in the genetic analysis market will enable us to capture a significant portion of the SNP genotyping market.

 Partnering With Multiple Companies To Expand Our Market Opportunity

   We plan to pursue multiple partnerships to facilitate the expansion of our BeadArray and Oligator technologies and to exploit large and diverse markets. We expect to enter into partnerships and collaborations to gain access to complementary technologies, distribution channels and information content. We intend to structure partnerships that maximize our long-term commercial benefit by maintaining control of our technologies.

 Expanding Our Technologies into Multiple Product Lines

   We intend to utilize the flexibility of our BeadArray and Oligator technologies to develop multiple product lines. In addition to providing new sources of revenue, we believe these product lines will further our goal of establishing our BeadArray technology as the industry standard for array-based analysis. We expect these product lines to include a lower-throughput array system, handheld instruments, and a high capacity BeadArray system that will allow more simultaneous assays per sample. We intend to expand our Oligator technology by continuing to increase the capacity and cost effectiveness of our instrumentation.

 Strengthening Our Technological Leadership

   We plan to continue advancing our proprietary technologies through our internal research efforts, collaborations with industry leaders and strategic licensing. We may also pursue opportunistic acquisitions of complementary technologies and leverage our technologies into other value-added businesses.

Illumina's Technology


 BeadArray Technology

   Our proprietary BeadArray technology combines fiber optic bundles and specially prepared beads that self-assemble into an array.

   Fiber Optic Bundles. We have the fiber optic bundles manufactured to our specifications, which we cut into lengths of less than one inch. Each bundle contains thousands to millions of individual fibers depending on the size of the bundle. For example, a fiber optic bundle with a diameter of approximately one millimeter could contain up to 50,000 individual fibers. Dipping the fiber optic bundles into a chemical solution etches a microscopic well at the end of each individual fiber within a bundle. In the preceding example, this process would create 50,000 microscopic wells per bundle.

   Microscopic Beads. In a separate process, we create sensors by affixing a specific type of molecule to each of the billions of microscopic beads in a batch. We make different batches of beads, with the beads in a given batch coated with one particular type of molecule. The particular molecules on a bead define that bead's function as a sensor. For example, we create a batch of SNP sensors by attaching a particular DNA sequence to each bead in the batch. We combine batches of coated beads to form a pool specific to the type of array we intend to create. A bead pool one milliliter in volume contains sufficient beads to produce thousands of arrays.

   Array Self-Assembly and Decoding. To form an array we typically dip each fiber optic bundle into a pool of coated beads. The coated beads are drawn into the wells, one bead per well, on the end of each fiber in the bundle. We call this process self-assembly. The tens of thousands of beads at the end of the fiber optic bundle comprise our BeadArray. Because the beads assemble randomly into the wells, we perform a final procedure called decoding in order to determine which bead type occupies which well in the array. We employ several proprietary methods for decoding, a process that requires only a few steps to identify all the beads in the array. One beneficial by-product of the decoding process is a validation of each bead in the array. This quality control test characterizes the performance of each bead and can identify and eliminate use of any empty wells. We ensure that each bead type on the array is sufficiently represented by having multiple copies of each bead type. This improves the reliability and accuracy of the resulting data by allowing statistical processing of the results of identical beads.

   Array Use in Experiments. One performs an experiment on the BeadArray by preparing a sample, such as DNA from a patient, and introducing it to the array. The design features of our BeadArray allow it to be simply dipped into a solution containing the sample. The molecules in the sample bind to their matching molecules on the coated bead. An analytical instrument detects the matched molecules by shining a laser through the fiber optic bundle. Since the molecules in the sample have a structure that causes them to emit light in response to a laser, detection of a binding event is possible. This allows the measurement of the number of molecules bound to each coated bead, resulting in a quantitative analysis of the sample.

 Oligator Technology

   Genomic applications require many different short pieces of DNA that can be made synthetically, called oligonucleotides. For example, SNP genotyping typically requires three to four different oligonucleotides per assay. A SNP genotyping experiment analyzing 10,000 SNPs may therefore require 30,000 to 40,000 different oligonucleotides, contributing significantly to the expense of the experiment.

   We have designed our proprietary Oligator technology for the parallel synthesis of many different oligonucleotides to meet the requirements of large-scale genomics applications. We believe that our Oligator technology is substantially more cost effective and provides higher throughput than available commercial alternatives. Our technology utilizes centrifugation for the automated parallel synthesis of 768 different oligonucleotides per machine per day. Using a similar approach, we expect to develop instruments in the future with substantially greater capacity.

 Key Advantages of Our BeadArray and Oligator Technologies

   We believe that our BeadArray and Oligator technologies provide distinct advantages, in a variety of applications, over competing technologies, by creating cost-effective, highly miniaturized arrays with the following advantages:

   High Throughput. The miniaturization of our BeadArray provides a significantly greater information content per unit area than any other array known to us. To further increase throughput, we have formatted our arrays in a pattern arranged to match the wells of standard microtiter plates, allowing throughput levels of up to 3 million unique assays per microtiter plate. The Oligator's parallel synthesis capability allows us to manufacture the diversity of oligonucleotides necessary to support large-scale genomic applications.

   Cost Effectiveness. Our BeadArray substantially reduces the cost of experiments as a result of our proprietary manufacturing process and our ability to capitalize on cost reductions generated by advances in fiber optics, digital imaging and bead chemistry. In addition, our miniaturized BeadArray requires smaller volumes than other array technologies, and therefore reduces reagent costs. Our Oligator technology further reduces reagent costs, as well as the cost of coating beads.

   Flexibility. A wide variety of conventional chemistries are available for attaching different molecules, such as DNA, RNA, proteins, and other chemicals to beads. By using beads, we are able to take advantage of these chemistries to create a wide variety of sensors, which we assemble into arrays using the same proprietary manufacturing process. In addition, we can have fiber optic bundles manufactured in multiple shapes and sizes and organized in various arrangements to optimize them for different markets and market segments. In combination, the use of beads and fiber optic bundles provides the flexibility and scalability for our BeadArray technology to be tailored to perform many applications in many different market segments, from drug discovery to diagnostics. Our Oligator technology allows us to manufacture a wide diversity of lengths and quantities of oligonucleotides.

   Accuracy. The high density of beads in each array enables us to have multiple copies of each individual bead type. We measure the copies simultaneously and combine them into one data point. This allows us to make a comparison of each bead against its own population of identical beads, which permits the statistical calculation of a more reliable and accurate value for each data point. Finally, the manufacture of the array includes a proprietary decoding step that also functions as a quality control test of every bead on every array, improving the overall accuracy of the data.

Potential Fields of Application

   We believe that the demand for increased throughput will continue in genetic analysis and will develop in new areas, including proteomics, high-throughput screening and chemical detection. The parallel processing capabilities of our BeadArray technology are applicable to the complex problems of many different industries, including the following:

   Pharmaceutical Discovery and Development

   . Cost-effective, rapid methods for gene discovery and function characterization

   . Specific targeting of drug discovery efforts

   . Customized drugs for patients

   . Toxicological evaluation of potential drugs

   . High-throughput screening for pharmaceutical candidates

   Medicine

   . Diagnostic methods for identifying, classifying and staging diseases

   . Predictors of successful drug therapy for a particular patient

   . Early recognition of potential adverse response to drug therapy

   . Identification of predisposition to disease in order to prescribe preventative therapies

   Agriculture and Food Production

   . Development of plants and animals with desirable commercial characteristics

   . Evaluation of foods to ensure safety

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

   Chemical and Petrochemical

   . Process monitoring

   .  Leak detection and environmental monitoring

   Food, Beverage and Fragrance

   . Quality control monitoring

   . Identification of new products with appealing compositions

Products and Services

   The first implementation of our BeadArray technology, the Array of Arrays, will be a disposable cassette with 96 fiber optic bundles arranged in a pattern that matches the standard 96-well microtiter plate. Each fiber optic bundle will perform approximately 2,000 unique assays. Therefore, one Array of Arrays can perform approximately 192,000 individual assays simultaneously, more than any other array system known to us.

   By simply increasing the number of fiber optic bundles in the cassette, we will expand the Array of Arrays to match standard 384-well and 1,536-well microtiter plates. In these configurations, the Array of Arrays will be able to simultaneously perform approximately 768,000 and 3,072,000 unique assays, respectively.

   We intend to provide both products and services using our proprietary BeadArray platform. In partnership with PE Biosystems, we are developing our first products based on our Array of Arrays. These products will include disposable Array of Arrays, reagent kits for SNP genotyping and instruments that automatically read data from our Array of Arrays. Our services may involve partnerships for early access to our technology prior to its general commercial release. In addition to early access, we may commercialize assay development and genotyping services.

 SNP Genotyping

   We are designing our first product based on the Array of Arrays for SNP genotyping. The first SNP genotyping assay format that we intend to commercialize will be PE Biosystems' proprietary OLA ZipCode assay format. This assay format enables the creation of a universal Array of Arrays that can be used to analyze any set of SNPs. We expect to commercialize our first product using this assay format in 2001. We plan to extend our BeadArray technology to create products using other assay formats. We expect one or more of these additional assay formats to be available on the Array of Arrays in 2002.

 Gene Expression Profiling

   We will design our first product for gene expression profiling to test selected sets of approximately 100 to 2,000 genes on large numbers of samples. We believe that there is currently a need for a cost-effective and high-throughput gene expression profiling technology to analyze the activity of selected sets of genes from many samples simultaneously. We expect our initial products in gene expression profiling, based on the Array of Arrays combined with specific assay formats, to be commercially available in 2001.

 High-Throughput Synthesis

   We plan to use our Oligator technology to build internal capacity to produce millions of oligonucleotides per year. In addition to their use to coat beads, these oligonucleotides may be components of the reagent kits for our BeadArray products and used for assay development.

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Areas of Exploration

   The increasing need for high-throughput experimentation will drive the use of array technology into other potentially large emerging markets, including:

   Proteomics. We are currently investigating the use of our BeadArray technology for the analysis of proteins. This application has the potential to provide information that is complementary to gene expression profiling, because many important cellular processes are regulated at the level of proteins rather than at the level of genes. We have demonstrated the feasibility of carrying out assays for the detection and analysis of proteins on the BeadArray.

   High-Throughput Screening. The synthesis of large libraries of chemicals and their high-throughput screening for potential as drugs are core technologies in drug development. These libraries contain more compounds than can be effectively screened using available technologies. We have developed a strategy for high-throughput screening using our BeadArray technology. We believe that we may be able to miniaturize high-throughput screening significantly, increase the throughput of screens, and increase the amount of information obtained for each compound.

   Chemical Detection. We have demonstrated the use of our BeadArray technology for the detection of chemicals. For this application, the BeadArray generates a unique pattern for each chemical that it detects. Currently, we are working with Dow Chemical to design a system to qualify chemical solvents for use in manufacturing. We are exploring with Chevron the possibility of using this system for the detection of leaks at gasoline refineries. There are many other potential applications for this type of detector such as quality control monitoring in the food, beverage and fragrance industries.

Partnerships and Collaborations

   We have entered into the following strategic agreements with commercial entities to expand the functionality of our BeadArray technology and to provide distribution channels for the commercialization of our products and services:

   PE Biosystems, a Division of PE Corporation. In November 1999, we entered into a partnership with PE Biosystems, a leading supplier of instruments and reagents to the life sciences and pharmaceutical industries. Illumina and PE Biosystems will jointly implement PE Biosystems' proprietary OLA ZipCode assay format on Illumina's proprietary Array of Arrays initially for SNP genotyping. We will develop and manufacture the Array of Arrays and PE Biosystems will develop and manufacture the detection instrument and the reagent kits. PE Biosystems and Illumina will co-brand products and PE Biosystems will distribute them through their worldwide sales channels. Under the agreement, Illumina has rights to use and sell the instruments developed in the partnership for other applications.

   In connection with this partnership, PE Corporation invested $5 million to purchase shares of our preferred stock and agreed to provide Illumina with substantial research and development support over two years. Illumina and PE Biosystems will divide the profits from all partnership products, including instruments, array cassettes and reagent kits, after both parties have received repayment for cost-of-goods, sales and marketing expenses, and ongoing research and development expenses.

   The Dow Chemical Company. In June 1999, we entered into a research collaboration with Dow Chemical to develop a BeadArray designed for the identification of chemical solvents prior to entry into Dow Chemical's manufacturing facilities. If successful, Dow Chemical could use our technology as a rapid and reliable method for performing a quality control check on their incoming raw materials. We retain all rights to commercialize any resulting products.

   Third Wave Technologies, Inc. In December 1999, we entered into a research collaboration with Third Wave Technologies to adapt their proprietary assay format, called Invader, to our BeadArray platform. If the research collaboration is successful, Illumina and Third Wave Technologies may negotiate a commercialization agreement. In January 2000, PE Biosystems announced plans to acquire Third Wave Technologies.

   PyroSequencing, Inc. In November 1999, we entered into a research collaboration with PyroSequencing to adapt their proprietary assay format, called PyroSequencing, to our BeadArray platform. Pyrosequencing provides instrumentation and chemistry to perform DNA sequencing and SNP genotyping. If the research collaboration is successful, Illumina and PyroSequencing may negotiate a commercialization agreement.

   We also have entered into collaborations with Tufts University, The Australian National University, Stanford University and The University of California, San Diego to develop new applications for our BeadArray technology.

Intellectual Property

   We have an extensive patent portfolio, including ownership of, or exclusive licenses to, 12 issued U.S. patents and 44 pending U.S. patent applications, including two allowed applications, some of which derive from a common parent application. Our issued patents, which cover fiber optic arrays, bead array technology and chemical detection, expire between 2010 and 2017. We are seeking to extend this patent protection on our BeadArray, Oligator and related technologies. We have received or filed counterparts for many of these patents and applications in one or more foreign countries.

   We also rely upon copyright protection, trade secrets, know-how, continuing technological innovation and licensing opportunities to develop and maintain our competitive position. Our success will depend in part on our ability to obtain patent protection for our products and processes, to preserve our copyrights and trade secrets, to operate without infringing the proprietary rights of third parties and to acquire licenses related to enabling technology or products used with our BeadArray and Oligator technologies.

   We are party to various exclusive and non-exclusive license agreements with third parties which grant us rights to use key aspects of our BeadArray and Oligator technologies. For example, we have an exclusive license from Tufts University to patents filed by Dr. David Walt, a Director, the Chairman of our Scientific Advisory Board and one of our founders. Our exclusive licenses expire with the termination of the underlying patents, which will occur between 2010 and 2017. These exclusive licenses are critical to our business.

U.S. Government Grants

   Government grants allow us to fund internal scientific programs and exploratory research. We retain ownership of all intellectual property and commercial rights generated during these projects, subject to a non-exclusive, non-transferable, paid-up license to practice, for or on behalf of the United States, inventions made with federal funds. This license is retained by the U.S. government as provided by applicable statutes and regulations. We have grants from the National Institutes of Health as outlined below.

                            Grant Title                             Grant Date
  ------------------------------------------------------------------------------
   Decoding randomly ordered arrays.............................. February 1999
   Gene expression analysis on randomly ordered DNA arrays....... March 1999
   Parallel array processor...................................... August 1999
   Randomly ordered arrays for SNP genotyping.................... September 1999
   Compact device for solvent identification..................... September 1999
   Pyrosequencing arrays......................................... March 2000
   Optical binary encoding of assembled arrays................... June 2000
   Automated DNA synthesizer using tilted plate technology....... July 2000


Manufacturing

   We manufacture our BeadArrays and Array of Arrays in-house and intend to rely upon PE Biosystems to manufacture the imaging system and reagent kits for our first product. We currently depend upon outside suppliers for materials used in the manufacture of our BeadArrays and Array of Arrays. We intend to continue, and may extend, the outsourcing of portions of our manufacturing process to subcontractors where we determine it is in our best commercial interests.

   We have designed our manufacturing facility to optimize material flow and personnel movement. We adhere to access and safety standards required by federal, state and local health ordinances, such as standards for the use, handling and disposal of hazardous substances. This year, we will implement a company-wide enterprise resource planning system to manage and control our manufacturing resources.

Competition

   We are aware of other life sciences companies or companies with life sciences divisions, such as Affymetrix, Agilent, Aclara Biosciences, Caliper Technologies, Ciphergen, Genometrix, Luminex, Orchid Biosciences and Sequenom, that have, or are developing, assay technologies for the SNP genotyping, gene expression profiling and proteomics markets. Each of these markets is very competitive. Many of our potential competitors in these markets have greater commercial experience and substantially greater financial, technical and personnel resources than we do. We expect new competitors to emerge and the intensity of competition to increase in the future.

Employees

   As of March 31, 2000, we had a total of 60 employees, 20 of whom hold Ph.D. or M.D. degrees and 44 of whom are engaged in full-time research and development activities. We plan to expand our research and development programs as well as corporate collaborations and will hire additional staff as these initiatives are implemented. None of our employees is represented by a labor union. We consider our employee relations to be good.

Facilities

   We lease an aggregate of approximately 15,000 square feet of office and laboratory facilities at 9390 Towne Centre Drive in San Diego, California. Our lease expires in August 2001. We are currently in negotiations to lease an additional 20,000 square feet in the same facility, through August 2002. We are also in negotiations to lease a total of 97,000 square feet in two buildings that will be constructed over the next year. The lease will contain an option to purchase the buildings together with additional land on the same site. If these negotiations are successfully completed we would be obligated to provide funding of approximately $6 million at the time the lease is executed, in the form of an interest bearing, secured loan with a term of approximately one year. In addition, we would be obligated to provide a secured letter of credit.

Legal Proceedings

   We are not currently a party to any material legal proceedings.

                                   MANAGEMENT

Directors and Executive Officers

   Our directors and executive officers as of March 31, 2000 are as follows:

                Name                 Age                Position
                ----                 ---                --------
 Jay T. Flatley.....................  47 President, Chief Executive Officer and
                                         Director

 Timothy M. Kish....................  48 Vice President, Chief Financial
                                         Officer

 David L. Barker, Ph.D..............  59 Vice President, Chief Scientific
                                         Officer

 John R. Stuelpnagel, DVM...........  42 Founder, Vice President of Business
                                          Development and Director

 Mark S. Chee, Ph.D. ...............  38 Founder, Vice President of Genomics

 Robert C. Kain.....................  39 Vice President of Engineering

 Noemi C. Espinosa..................  41 Vice President of Intellectual
                                         Property

 Anthony W. Czarnik, Ph.D. .........  42 Founder, Research Fellow, Former Chief
                                         Scientific Officer

 Lawrence A. Bock...................  40 Founder

 Charles M. Hartman(1)..............  58 Director

 Robert T. Nelsen(2)................  36 Director

 George Poste, DVM, Ph.D. ..........  55 Director

 William H. Rastetter, Ph.D.(1)(2)..  51 Director

 David R. Walt, Ph.D. ..............  47 Founder, Director, Chairman of the
                                          Scientific Advisory Board

--------
(1) Member of the Audit Committee.
(2) Member of the Compensation Committee.

   Jay T. Flatley has served as our President, Chief Executive Officer and a Director since October 1999. Prior to joining Illumina, Mr. Flatley was co-founder, President, Chief Executive Officer and a Director of Molecular Dynamics, a life sciences company, from May 1994 to September 1999. He served in various other positions with that company from 1987 to 1994. From 1985 to 1987, Mr. Flatley was Vice President of Engineering and Vice President of Strategic Planning at Plexus Computers, a UNIX computer company. Mr. Flatley holds a B.A. in Economics from Claremont McKenna College and a B.S. and M.S. in Industrial Engineering from Stanford University.

   Timothy M. Kish has served as our Vice President and Chief Financial Officer since May 2000. Prior to joining us, Mr. Kish was Vice President, Finance and Chief Financial Officer at Biogen, Inc., a biopharmaceutical company, from September 1993 to April 2000. He served as Corporate Controller of that company from 1986 to 1993. From 1983 to 1986, Mr. Kish was Director of Finance at Allied Health & Scientific Products Company, a subsidiary of Allied-Signal Corporation. Mr. Kish holds a B.B.A. from Michigan State University and an M.B.A. from the University of Minnesota.

   David L. Barker, Ph.D. has served as our Vice President and Chief Scientific Officer since March 2000. Prior to joining us, Dr. Barker was Vice President and Chief Science Advisor at Amersham Pharmacia Biotech, a life sciences company, from September 1998 to March 2000. From May 1997 to September 1998, Dr. Barker was Vice President of Research and Business Development of Molecular Dynamics. From 1992 to 1997, he was Vice President of Scientific Development. From 1988 to 1995, he held various other positions with that company. Dr. Barker holds a B.S. in Chemistry from California Institute of Technology and received his Ph.D. in Biochemistry from Brandeis University.

   John R. Stuelpnagel, D.V.M., one of our founders, is our Vice President of Business Development, acting Chief Financial Officer and a Director since April 1998. From April 1998 to

October 1999, he served as Illumina's acting President and Chief Executive Officer. While founding Illumina, Dr. Stuelpnagel was an associate with CW Group, a venture capital firm, from June 1997 to September 1998 and with Catalyst Partners, a venture capital firm, from August 1996 to June 1997. Dr. Stuelpnagel received his B.S. in Biochemistry and his Doctorate in Veterinary Medicine from the University of California, Davis and his M.B.A. from the University of California, Los Angeles.

   Mark S. Chee, Ph.D., one of our founders, has served as our Vice President of Genomics since June 1998. Prior to founding Illumina, Dr. Chee served as Director of Genetics Research at Affymetrix, a life sciences company, from April 1997 to July 1997 and in other positions from 1993 to April 1997. Dr. Chee received his B.Sc. in Biochemistry from the University of New South Wales and his Ph.D. from the University of Cambridge.

   Robert C. Kain has served as our Vice President of Engineering since December 1999. Prior to joining us, Mr. Kain was Senior Director of Engineering at Molecular Devices from July 1999 to December 1999. Previously, Mr. Kain served as Director of Microarray Engineering at Molecular Dynamics from August 1998 to July 1999 and in other positions from August 1996 to August 1998. From 1983 to 1988, Mr. Kain was employed at DatagraphiX, an information technology equipment company. Mr. Kain received his B.S. in Physics from San Diego State University and his M.B.A. from St. Mary's College.

   Noemi C. Espinosa has served as our Vice President of Intellectual Property since May 2000. Prior to joining us, Ms. Espinosa was a partner with the firm of Brobeck, Phleger & Harrison LLP from January 1992 to April 2000, having joined the firm in 1990. From 1983 to 1990, Ms. Espinosa was associated with the intellectual property firm of Townsend & Townsend. Ms. Espinosa holds a B.S. in Chemical Engineering and a J.D. from the University of California, Hastings College of Law. She is registered to practice before the United States Patent and Trademark Office.

   Anthony W. Czarnik, Ph.D., one of our founders, has been a Research Fellow at Illumina since March 2000. From June 1998 to March 2000, he served as Illumina's Chief Scientific Officer. Prior to joining Illumina, Dr. Czarnik was Vice President of Chemistry at IRORI Quantum Microchemistry from 1996 to 1998 and Director of Bioorganic Chemistry at Parke-Davis from 1993 to 1996. Previously, he was a professor at The Ohio State University. Dr. Czarnik received his B.S. in Biochemistry from the University of Wisconsin-Madison and his Ph.D. from the University of Illinois at Urbana/Champaign.

   Lawrence A. Bock, one of our founders, served as a Director from June 1998 to March 2000. He has been a General Partner of CW Group, a medical venture capital fund, since June 1998. From 1988 to 1998, Mr. Bock was General Partner of Avalon Ventures, a venture capital firm. He is also founder and Director of FastTrack Systems, Inc. Mr. Bock holds a B.S. in Biochemistry from Bowdoin College and an M.B.A. from the University of California, Los Angeles.

   Charles M. Hartman has been a Director since March 2000. He has been a General Partner of CW Group since April 1983. Mr. Hartman is a Director of Caliper Technologies Corp. (Nasdaq: CALP). From 1966 to 1983, Mr. Hartman served in various positions at Johnson & Johnson, a healthcare company, where he was responsible for identification, evaluation and negotiation of situations ranging from single product opportunities to company acquisitions, both domestically and internationally. Mr. Hartman is a Director of The Hastings Center, a non-profit organization devoted to the study of bioethical issues in medicine and the life sciences. Mr. Hartman holds a B.S. in Chemistry from the University of Notre Dame and an M.B.A. from the University of Chicago.

   Robert T. Nelsen has been a Director since June 1998. Since July 1994, Mr. Nelsen has served as a senior principal of venture capital funds associated with ARCH Venture Partners, a venture capital firm, including ARCH Venture Fund III, L.P., a stockholder of the Company. From April 1987 to July 1994, Mr. Nelsen was Senior Manager at ARCH Development Corporation, a company affiliated with the University of Chicago, where he was responsible for new company formation.

Mr. Nelsen is a Director of Caliper Technologies Corp. (Nasdaq: CALP).
Mr. Nelsen holds a B.S. in Biology and Economics from the University of Puget Sound and an M.B.A. from the University of Chicago.

   George Poste, D.V.M., Ph.D. has been a Director since February 2000. Dr. Poste was Chief Science and Technology Officer at SmithKline Beecham, a biopharmaceutical company, from October 1981 to December 1999. Dr. Poste is a Director of SmithKline Beecham (Nasdaq: SBH) and Maxygen (Nasdaq: MAXY). Prior to being appointed Chief Science and Technology Officer, Dr. Poste was President of Research and Development at SmithKline Beecham. Dr. Poste is also a Research Professor at the University of Pennsylvania and holds the William Pitt Fellowship at Pembroke College, Cambridge University. He was awarded a D.Sc. for meritorious research contributions by the University of Bristol in 1987. Dr. Poste received his Doctorate in Veterinary Medicine and his Ph.D. in Virology from the University of Bristol.

   William H. Rastetter, Ph.D. has been a Director since November 1998. Since December 1986, Dr. Rastetter has served as President and Chief Executive Officer of IDEC Pharmaceuticals, a biopharmaceutical company. Dr. Rastetter is a Director of Spiros Development (Nasdaq: SDCO). Additionally, he has served as Chairman of the Board of Directors of IDEC Pharmaceuticals since May 1996. From 1982 to 1986, Dr. Rastetter served in various positions at Genentech and previously he was a professor at the Massachusetts Institute of Technology.
Dr. Rastetter holds a S.B. in Chemistry from the Massachusetts Institute of Technology and received his M.A. and Ph.D. in Chemistry from Harvard University.

   David R. Walt, Ph.D. has been a Director and Chairman of the Scientific Advisory Board since June 1998. Dr. Walt has been the Robinson Professor of Chemistry at Tufts University since September 1995. Dr. Walt has published over 100 papers and holds over 20 patents. Dr. Walt holds a B.S. in Chemistry from the University of Michigan and received his Ph.D. in Organic Chemistry and Pharmacology from the State University of New York at Stony Brook.

Scientific Advisory Board

   The following individuals are members of our Scientific Advisory Board:

   Christopher C. Goodnow, Ph.D. is Professor at the John Curtin School of Medical Research at The Australian National University where he is the Founder and Director of the Medical Genome Centre. Previously, he was an Assistant Investigator of the Howard Hughes Medical Institute and Assistant Professor of Microbiology and Immunology at Stanford University Medical School. Dr. Goodnow has been a recipient of numerous awards and honors, including the Searle Scholar and the University Medal from the University of Sydney. Dr. Goodnow received his B.V.Sc. and B.Sc. (Vet) in Veterinary Science from the University of Sydney and his Ph.D. in Immunology from Stanford University.

   Leroy Hood, M.D., Ph.D. is the William Gates III Professor of Biomedical Sciences, Director of a National Science Foundation Science and Technology Center and Chairman of the Department of Molecular Biotechnology at the University of Washington School of Medicine. Dr. Hood is a member of the National Academy of Sciences and the American Association of Arts and Sciences. Among his numerous honors and awards are the Louis Pasteur Award for Medical Innovation, the Albert Lasker Basic Medical Research Award, the Cetus Award for Biotechnology, the American College of Physician Award, Ciba-Geigy/Drew Award, Lynen Medal and the University Distinguished Alumnus Award from the Johns Hopkins University School of Medicine. Dr. Hood has a M.D. from the Johns Hopkins Medical School and a Ph.D. in Biochemistry from the California Institute of Technology.

   Terrence J. Sejnowski, Ph.D. is an Investigator with the Howard Hughes Medical Institute and a Professor at The Salk Institute for Biological Studies where he directs the Computational

Neurobiology Laboratory. He is also Professor of Biology and Adjunct Professor in the Departments of Physics, Neurosciences, Psychology, Cognitive Science, and Computer Science and Engineering at the University of California, San Diego. Dr. Sejnowski has been the recipient of numerous honors and awards including the Presidential Young Investigator Award, the Wright Prize from the Harvey Mudd College and the Sherman Fairchild Distinguished Scholar Award at the California Institute of Technology. Dr. Sejnowski received a B.S. in Physics from the Case-Western Reserve University, a M.A. in Physics from Princeton University, and a Ph.D. in Physics from Princeton University.

   Paul R. Schimmel, Ph.D. is Professor and Member at The Skaggs Institute for Chemical Biology at The Scripps Research Institute. He formerly was the John D. and Catherine T. MacArthur Professor of Biochemistry and Biophysics in the Department of Biology at The Massachusetts Institute of Technology. He received the Pfizer Award in enzyme chemistry from the American Chemical Society and was named co-recipient of the Biophysical Society Emily M. Gray Award. Dr. Schimmel is a member of the National Academy of Sciences and the American Academy of Arts and Sciences. Dr. Schimmel received his A.B. degree in pre-medicine from Ohio Weslyan University and his Ph.D. in Biophysical Chemistry from The Massachusetts Institute of Technology.

   W. Clark Still, Ph.D. is Mitchell Professor of Chemistry at Columbia University. He is a recipient of numerous awards and honors including Science Digest's 100 Brightest Scientists Under 40, the National Science Foundation's Alan T. Waterman Award, the American Chemical Society's Cope Scholar and Computers in Chemistry Awards, California Institute of Technology's Buchman Award, Frankfurt University's Rolf Sammet Award, and Nagoya University's Nagoya Medal of Organic Chemistry. He is a Fellow of the American Academy of Arts and Sciences, the Japan Society for the Promotion of Science and the Alfred P. Sloan Society. He received his B.S. in Chemistry and his Ph.D. in Organic Chemistry from Emory University.

Board Composition and Committees

   Our board of directors currently consists of seven members. Prior to the closing of this offering, our board of directors will be divided into three classes, with each director serving a three-year term and one class being elected at each year's annual meeting of stockholders. Directors Hartman and Walt will be in the class of directors whose initial term expires at the 2001 annual meeting of stockholders. Directors Stuelpnagel and Nelsen will be in the class of directors whose initial term expires at the 2002 annual meeting of the stockholders. Directors Flatley, Poste and Rastetter will be in the class of directors whose initial term expires at the 2003 annual meeting of stockholders.

   Our board of directors currently has an audit committee and a compensation committee. Directors Hartman and Rastetter are currently members of the audit committee and we will be appointing a third member. The audit committee reviews our internal accounting procedures and consults with and reviews the services provided by our independent accountants. Directors Nelsen and Rastetter currently are members of the compensation committee. The compensation committee reviews and recommends to the board of directors the compensation and benefits for all of our officers and establishes and reviews general policies relating to compensation and benefits for our other employees.

Director Compensation

   We reimburse our non-employee directors for their expenses incurred in connection with attending board and committee meetings but do not compensate them for their services as board or committee members. We have in the past granted non-employee directors options to purchase our common stock pursuant to the terms of our stock plan, and our board continues to have the discretion to grant options to new and continuing non-employee directors. In addition, several directors have purchased shares of our common stock pursuant to restricted stock purchase agreements, subject to a repurchase right in our favor. For a discussion of each director's restricted stock purchase agreement, see "Related Party Transactions."

   In July 2000, our stockholders approved guidelines for the grant of stock options under our 2000 Stock Option Plan, as amended, to directors who are not our officers or employees. These guidelines provide that such directors will receive:

  . one-time option grants of 20,000 shares vesting annually over four years upon joining the board which are to be granted on the date of the first board meeting attended at the fair market value of one share of our common stock on the date of grant; and

  . annual option grants of 10,000 shares vesting annually over four years which are to be granted on the date of each annual stockholder meeting following the closing of this offering at the fair market value of one share of our common stock on the date of grant.

Executive Compensation

   The following table sets forth the compensation earned for services rendered to us in all capacities by our chief executive officer and our four most highly compensated executive officers whose total cash compensation exceeded $100,000--collectively, the "Named Executive Officers"--for the year ended December 31, 1999.

                        Summary 1999 Compensation Table

                               Annual Compensation      Long-Term
                                       ($)             Compensation
                              ---------------------    ------------
                                                        Securities
                                                        Underlying   All Other
Name and Principal Positions  Salary  Bonus  Other     Options (#)  Compensation
----------------------------  ------- ------ ------    ------------ ------------
Jay T. Flatley, President
 and Chief Executive
 Officer(1).................   55,859    --  11,179(2)      --           --

John R. Stuelpnagel, Vice
 President of Business
 Development................  141,500 12,000    --          --           --

Mark S. Chee, Vice President
 of Genomics................  145,000  7,000    --          --           --

Anthony W. Czarnik, former
 Chief Scientific
 Officer(3).................  185,000    --     --          --           --

Richard J. Pytelewski,
 former Vice President of
 Operations.................  158,000    --  55,025(4)      --           --

--------
(1) Mr. Flatley joined Illumina in October 1999.
(2) This amount represents an allowance for housing.

(3) Dr. Czarnik is currently a Research Fellow.

(4) This amount represents reimbursement for relocation costs.

Purchases of Restricted Common Stock

   We have not granted any options to the named executive officers. However, each named executive officer has purchased shares of our common stock subject to a repurchase right in our favor. The repurchase right entitles us to repurchase unvested shares at their original exercise price on termination of the executive officer's services with us. Our repurchase rights lapse over time on employment anniversary dates and upon achievement of business milestones. For a discussion of each executive officer's restricted stock purchase agreement, see "Related Party Transactions."

Stock Plans

 1998 Incentive Stock Plan

   Our 1998 Incentive Stock Plan was adopted by our board of directors in April 1998 and approved by our stockholders in April 1999. The stock plan was amended in October 1999 and

February 2000. A total of 5,750,000 shares of common stock have been reserved for issuance under our stock plan.


   The 1998 Incentive Stock Plan provides for grants of incentive stock options to our employees including officers and employee directors and nonstatutory stock options to our consultants including nonemployee directors. The purpose of our stock plan is to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to our employees and consultants and to promote the success of our business. At the request of the board of directors, the compensation committee administers our stock plan and determines the optionees and the terms of options granted, including the exercise price, number of shares subject to the option and the exercisability thereof.

   The term of options granted under the 1998 Incentive Stock Plan is stated in the option agreement. However, the term of an incentive stock option may not exceed ten years and, in the case of an option granted to an optionee who owns more than 10 percent of our outstanding stock at the time of grant, the term of an option may not exceed five years. Options granted under the 1998 Incentive Stock Plan vest and become exercisable as set forth in each option agreement.

   With respect to any optionee who owns more than 10% of our outstanding stock, the exercise price of any stock option granted must be at least 110% of the fair market value on the grant date.

   No incentive stock options may be granted to an optionee, which, when combined with all other incentive stock options becoming exercisable in any calendar year that are held by that person, would have an aggregate fair market value in excess of $100,000.

   The 1998 Incentive Stock Plan will terminate in April 2008, unless our board of directors terminates it sooner.

   As of March 31, 2000, we had issued 392,381 shares of common stock upon the exercise of options granted under our stock option plan, we had outstanding options to purchase 932,485 shares of common stock at a weighted average exercise price of $0.34 per share and 522,384 shares remain available for future option grants under our stock option plan. On the effective date of the Company's registration statement, the 1998 Plan shall terminate and all reserved but unissued shares shall be reserved for issuance under our 2000 Stock Plan.

 2000 Stock Plan

   Our board of directors adopted the 2000 Stock Plan in June 2000, and our stockholders subsequently approved it. This plan provides for the grant of incentive stock options to our employees and nonstatutory stock options and stock purchase rights to our employees, directors and consultants. As of June 2000, a total of 4,000,000 shares of our common stock were reserved for issuance pursuant to our 2000 Stock Plan.

   No options have yet been issued pursuant to the 2000 Stock Plan. The number of shares reserved for issuance under our 2000 Stock Plan will increase annually on the first day of the Company's fiscal year beginning in 2001 by an amount equal to the lesser of 5% of the outstanding shares of our common stock on the last day of the immediately preceding fiscal year, 1,500,000 shares or such lesser amount as our board of directors may determine.

   Our board of directors or a committee of our board administers the 2000 Stock Plan. The committee may consist of two or more "outside directors" to satisfy certain tax and securities requirements. The administrator has the power to determine the terms of the options or stock purchase rights granted, including the exercise price, the number of shares subject to each option or stock purchase right, the exercisability of the options and the form of consideration payable upon exercise. The administrator determines the exercise price of options granted under our stock option plan, but with respect to incentive stock options, the exercise price must at least be equal to the fair market value of our common stock on the date of grant. Additionally, the term of an incentive stock option may not exceed ten years. The administrator determines the term of all other options. No optionee may be granted an option to purchase more than 500,000 shares in any fiscal year. In connection with his or her initial service, an optionee may be granted an additional option to purchase not more than 1,000,000 shares of our common stock. After termination of one of our employees, directors or consultants, he or she may exercise his or her option for the period of time stated in the option agreement. If termination is due to death or disability, the option will generally remain exercisable for 12 months following such termination. In all other cases, the option will generally remain exercisable for 3 months. However, an option may never be exercised later than the expiration of its term.

   The administrator determines the exercise price of stock purchase rights granted under our 2000 Stock Plan. Unless the administrator determines otherwise, the restricted stock purchase agreement will grant us a repurchase option that we may exercise upon the voluntary or involuntary termination of the purchaser's service with us for any reason (including death or disability). The purchase price for shares we repurchase will generally be at the original price paid by the purchaser. The administrator determines the rate at which our repurchase option will lapse. Our stock option plan generally does not allow for the transfer of options or stock purchase rights and only the optionee may exercise an option and stock purchase right during his or her lifetime.

   Our stock option plan provides that in the event of our merger with or into another corporation or a sale of substantially all of our assets, the successor corporation will assume or substitute for each option or stock purchase right. If the outstanding options or stock purchase rights are not assumed or substituted for, all outstanding options and stock purchase rights become fully vest and exercisable. Our stock option plan will automatically terminate in 2010, unless we terminate it sooner. In addition, our board of directors has the authority to amend, suspend or terminate the stock option plan provided it does not adversely affect any option previously granted under our stock option plan.

 2000 Employee Stock Purchase Plan

   Our 2000 employee stock purchase plan was adopted by our board of directors and approved by our stockholders in February 2000 and August 2000, respectively, and will become effective upon the closing of this offering. We have reserved a total of 300,000 shares of common stock for issuance under the 2000 employee stock purchase plan, together with an annual increase in the number of shares reserved thereunder beginning on the first day of our fiscal year commencing January 1, 2001 in an amount equal to the lesser of:

  . 1.5 million shares;

  . 3% of our outstanding common stock on the last day of the prior fiscal year; or

  . an amount determined by our board of directors.

   Our employee stock purchase plan is administered by the board of directors and is intended to qualify under Section 423 of the Internal Revenue Code. Our employees, including our officers and employee directors but excluding our five percent or greater stockholders, are eligible to participate if they are customarily employed for at least 20 hours per week and for more than five months in any calendar year. Our employee stock purchase plan permits eligible employees to purchase common stock through payroll deductions, which may not exceed the lesser of 15% of an employee's compensation, where compensation is defined on Form W-2, or $25,000.

   Our employee stock purchase plan will be implemented in a series of overlapping 24 month offering periods, and each offering period consists of four six month purchase periods. The initial offering period under our employee stock purchase plan will begin on the effective date of this offering, and the subsequent offering periods will begin on the first trading day on or after February 1 and August 1 of each year. Each participant will be granted an option on the first day of the offering period and the option will be automatically exercised on the date six months later, the end of a purchase period, throughout the offering period. If the fair market value of our common stock on any purchase date is lower than the fair market value on the start date of that offering period, then all participants in that offering period will be automatically withdrawn from that offering period and re-enrolled in the immediately following offering period. The purchase price of our common stock under our employee stock purchase plan will be 85 percent of the lesser of the fair market value per share on the start date of the offering period or at the end of the purchase period. Employees may end their participation in an offering period at any time, and their participation ends automatically on termination of employment with our company.

   Our employee stock purchase plan will terminate in 2010, unless our board of directors terminates it sooner.

 401(k) Plan

   In 1998, we adopted a Retirement Savings and Investment Plan, the 401(k) Plan, covering our full-time employees located in the United States. The 401(k) Plan is intended to qualify under Section 401(k) of the Internal Revenues Code, so that contributions to the 401(k) Plan by employees or by us and the investment earnings thereon are not taxable to the employees until withdrawn. If our 401(k) Plan qualifies under Section 401(k) of the Internal Revenues Code, our contributions will be deductible by us when made. Our employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit of $10,500 in 2000 and to have those funds contributed to the 401(k) Plan. The 401(k) Plan permits us, but does not require us, to make additional matching contributions on behalf of all participants. To date, we have not made any contributions to the 401(k) Plan.

Employment Agreements and Change in Control Arrangements

   We have not entered into employment or severance agreements with any of our officers or employees other than Dr. Czarnik. We have agreed to provide Dr. Czarnik with severance compensation for up to twelve months in an amount equal to his then annual base salary in the event of his termination without cause. We entered into an agreement with Richard Pytelewski, our former Vice President of Operations, to serve as a consultant to Illumina. Pursuant to that agreement, we paid Mr. Pytelewski his salary through the end of his consultancy in June 2000, and issued him 30,000 shares of common stock at that time.

                           RELATED PARTY TRANSACTIONS

Stock Issuances to our Directors, Officers and Principal Stockholders

   In June 1998, we sold 2,499,998 shares of our Series A preferred stock at a price per share of $0.30. In November 1998, we sold 9,336,299 shares of our Series B preferred stock at $0.926 per share. In November and December 1999, we sold 7,000,000 shares of our Series C preferred stock at $4.00 per share. All of our preferred stock is convertible into shares of our common stock on a one-for-one basis.

   Since our inception, we have from time to time sold shares of our common stock, at per share prices ranging from $0.01 per share to $1.00, to our directors, officers, founders and consultants, subject to repurchase rights in our favor that lapse over specified periods, usually five years, subject to earlier lapse in some cases upon the achievement of specified milestones by Illumina. The repurchase right entitles us to repurchase shares at their original purchase price on termination of a purchaser's services with us. Upon the closing of an acquisition of Illumina for cash or publicly traded securities, the lapsing of our repurchase right accelerates as to 50% of each officer's shares of common stock then subject to our repurchase right and, with respect to the remaining 50%, on the first anniversary of the closing date of the acquisition. If the acquirer terminates the officer without cause within one year of the closing date, our repurchase right lapses with respect to all shares.

   Listed below are those persons who participated in the transactions described above who are our executive officers or directors or who beneficially own five percent or more of our securities.

                               Common Stock               Convertible Preferred Stock
                          ----------------------- -------------------------------------------
                                      Aggregate                                   Aggregate
                           Shares   Consideration Series A  Series B  Series C  Consideration
                             (#)         ($)         (#)       (#)       (#)         ($)
                          --------- ------------- --------- --------- --------- -------------
Executive Officers &
 Directors
Jay T. Flatley(1).......  1,000,000     90,000          --        --     12,500      50,000
Timothy M. Kish(2)......    375,000    375,000          --        --        --          --
David L. Barker,
 Ph.D.(3)...............    250,000    100,000          --        --        --          --
John R. Stuelpnagel,
 DVM(4).................    550,000     49,750       72,399   107,959     6,250     146,720
Mark S. Chee, Ph.D.(5)..    550,000     44,750        5,733   367,060     7,500     371,719
Anthony W. Czarnik,
 Ph.D.(6)...............    425,000      6,250        6,551       --        --        1,965
Robert C. Kain(7).......    150,000     37,500          --        --        --          --
Noemi C. Espinosa(8)....    215,000    215,000          --        --        --          --
Richard J.
 Pytelewski(9)..........    109,167      3,275          --        --      5,000      20,000
Lawrence A. Bock(10)....     68,750        688          --        --        --          --
Charles M. Hartman(10)..     68,750        688          --        --        --          --
George Poste, DVM,
 Ph.D(11)...............    100,000     40,000          --        --        --          --
William H. Rastetter,
 Ph.D(12)...............     75,000     14,500          --        --        --          --
David R. Walt,
 Ph.D.(13)..............  1,000,000     10,000      266,378   107,960       --      179,914

5% Stockholders
Entities affiliated with
 CW Group(14)...........        --         --     1,770,302 2,375,099   575,000   5,031,090
ARCH Venture Fund III,
 L.P. (15)..............        --         --       345,302 2,644,997   625,000   5,053,590
Entities affiliated with
 Venrock Associates.....        --         --           --  2,644,997   625,000   4,950,000
TGI Fund II, L.C. ......        --         --           --    998,621   750,000   3,925,000
PE Corporation..........        --         --           --        --  1,250,000   5,000,000

--------

 (1) Mr. Flatley purchased his shares of common stock in October 1999, at a per share price of $0.09. Our right to repurchase 750,000 of these shares lapses over a five-year period, and our right to repurchase 250,000 of these shares lapses over an eight-year period, subject to earlier lapse upon the achievement of specified milestones by Illumina. The right to repurchase had lapsed as to 20,000 shares as of March 31, 2000.

 (2) Mr. Kish purchased his shares of common stock in March 2000, at a per share price of $1.00. Our right to repurchase these shares lapses over a five year period, subject to earlier lapse upon the achievement of specified milestones by Illumina.

 (3) Dr. Barker purchased his shares of common stock in March 2000, at a per share price of $0.40. Our right to repurchase these shares lapses over a five-year period, subject to earlier lapse upon the achievement of specified milestones by Illumina.

 (4) Dr. Stuelpnagel purchased his shares of common stock in June and August 1998, October 1999 and March 2000, at a per share price of $0.01 to $0.40. We have no repurchase right with respect to 100,000 shares, our right to repurchase 375,000 shares lapses over four- and five-year periods, and our right to repurchase 75,000 of these shares lapses over an eight-year period, subject to earlier lapse upon the achievement of specified milestones by Illumina. The right to repurchase had lapsed as to 92,706 shares as of March 31, 2000.

 (5) Dr. Chee purchased his shares of common stock in June 1998, October 1999 and March 2000 at a per share price of $0.01 to $0.40. Our right to repurchase 450,000 of these shares lapses over four- and five-year periods, and our right to repurchase 100,000 of these shares lapses over an eight-year period, subject to earlier lapse upon the achievement of specified milestones by Illumina. The right to repurchase had lapsed as to 132,916 shares as of March 31, 2000.

 (6) Dr. Czarnik purchased his shares of common stock in June 1998 and October 1999, at a per share price of $0.01 to $0.09. Our right to repurchase 400,000 of these shares lapses over a five-year period, and our right to repurchase 25,000 of these shares lapses over an eight-year period, subject to earlier lapse upon the achievement of specified milestones by Illumina. The right to repurchase had lapsed as to 140,000 shares as of March 31, 2000.

 (7) Mr. Kain purchased his shares of common stock in January 2000, at a per share price of $0.25. Our right to repurchase these shares lapses over a five-year period, subject to earlier lapses.

 (8) Ms. Espinosa purchased her shares of common stock in March 2000, at a per share purchase price of $1.00. Our right to repurchase these shares lapses over a five-year period, subject to earlier lapse upon the achievement of specified milestones by Illumina.

 (9) Mr. Pytelewski purchased his shares of common stock in November 1998 and October 1999, at a per share price of $0.03 to $0.09. Our right to repurchase 250,000 of these shares lapses over a five-year period, and our right to repurchase 25,000 of these shares lapses over an eight-year period, subject to earlier lapse upon the achievement of specified milestones by Illumina. The right to repurchase had lapsed as to 66,666 shares as of March 31, 2000. In June 2000, we issued Mr. Pytelewski 30,000 shares of common stock in connection with the completion of his consultancy.

(10) Mr. Bock, a founder, and Mr. Hartman, a director, purchased their shares of common stock in May 1999 at a per price share of $0.01 upon the exercise of options. Mr. Bock and Mr. Hartman are general partners of CW Group.

(11) Dr. Poste purchased his shares of common stock in February 2000, at a per share price of $0.40. Our right to repurchase these shares lapses over a four-year period, subject to earlier lapse upon the achievement of specified milestones by Illumina. The right to repurchase had lapsed as to 2,083 shares as of March 31, 2000.

(12) Dr. Rastetter purchased his shares of common stock in February 1999 and March 2000, at a per share price of $0.09 to $0.40. Our right to repurchase these shares lapses over four- and five-year periods, subject to earlier lapse upon the achievement of specified milestones by Illumina. The right to repurchase had lapsed as to 12,500 shares as of March 31, 2000.

(13) Dr. Walt purchased his shares of common stock in April 1998, at a per share price of $0.01. Our right to repurchase these shares lapses over a five-year period. The right to repurchase had lapsed as to 533,333 shares as of March 31, 2000.

(14) Lawrence A. Bock and Charles M. Hartman are general partners of CW Group. Mr. Hartman is a Director of Illumina and Mr. Bock is a founder of Illumina.

(15) Robert T. Nelsen, a Director of Illumina, is a managing director of the general partner of ARCH Venture Fund III, L.P.

   Upon closing of this offering, all shares of outstanding preferred stock will be automatically converted into shares of common stock. We have entered into an agreement pursuant to which these and other preferred stockholders will have registration rights with respect to their shares of common stock following this offering. For a description of these registration rights, see "Description of Capital Stock."

Other Transactions

   We pay license fees to Tufts University in connection with our license of patents filed by Dr. David Walt, one of our directors. Dr. Walt is the Robinson Professor of Chemistry at Tufts. It is our understanding that Tufts University pays a portion of the license fees received from us to Dr. Walt. We have also provided Tufts University with $100,000 in funding for research relating to the development of our BeadArray technology. In addition, we and Tufts University are co-investigators under a research grant for DNA sequencing sponsored by the Department of Energy.

                             PRINCIPAL STOCKHOLDERS

   The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of March 31, 2000 and as adjusted to reflect the sale of common stock offered hereby by:

  . each stockholder known by us to own beneficially more than five percent of our common stock;

  . each of the named executive officers listed in the Summary Compensation
    Table on page 40;

  . each of our directors; and

   .all of our directors and the named executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to stock options and warrants currently exercisable or exercisable within 60 days are deemed to be outstanding for computing the percentage ownership of the person holding these options and the percentage ownership of any group of which the holder is a member, but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Some of the shares of common stock held by our directors, officers and consultants are subject to repurchase rights in our favor. For a discussion of these repurchase rights, see "Related Party Transactions."

                                 Number of
                                   Shares             Percent of Shares
                                Beneficially         Beneficially Owned
                               Owned Prior to ---------------------------------
Name and Address                the Offering  Before Offering(1) After Offering
----------------               -------------- ------------------ --------------
CW Group(2)...................   4,991,464           19.5%            16.3%
 1041 Third Avenue
 New York, NY 10021
ARCH Venture Fund III,
 L.P.(3)......................   3,615,299           14.2             11.8
 8725 West Higgins Road, Suite
  290
 Chicago, IL 60631
Venrock Associates(4).........   3,269,997           12.8             10.7
 30 Rockefeller Plaza, Room
  5508
 New York, NY 10112
TGI Fund II, L.C. ............   1,748,621            6.8              5.7
 6501 Columbia Center
 701 Fifth Avenue
 Seattle, WA 98104
David R. Walt(5)..............   1,374,338            5.4              4.5
 62 Talbot Avenue
 Medford, MA 02155
PE Corporation................   1,250,000            4.9              4.1
 50 Danbury Road
 Wilton, CT 06897
Jay T. Flatley(6).............     992,000            3.9              3.2
Mark S. Chee..................     921,793            3.6              3.0
John R. Stuelpnagel...........     716,608            2.8              2.3
Anthony W. Czarnik............     421,551            1.7              1.4
Timothy M. Kish...............     375,000            1.5              1.2
Richard J. Pytelewski.........     280,000            1.1               *
David L. Barker...............     250,000            1.0               *
Noemi C. Espinosa.............     215,000             *                *

                                  Number of
                                    Shares             Percent of Shares
                                 Beneficially         Beneficially Owned
                                Owned Prior to ---------------------------------
Name and Address                 the Offering  Before Offering(1) After Offering
----------------                -------------- ------------------ --------------
Robert C. Kain................       150,000            *                *
George Poste..................       100,000            *                *
 709 Swedeland
 King of Prussia, PA 19406
William H. Rastetter..........        75,000            *                *
 1101 Torreyana Road
 San Diego, CA 92121
Charles M. Hartman(2).........     4,991,464          19.5             16.3
 1041 Third Avenue
 New York, NY 10021
Lawrence A. Bock (2)..........     4,991,464          19.5             16.3
 2187 New Castle Avenue, Suite
  101
 Cardiff By the Sea, CA 92007
Robert T. Nelsen(3)...........     3,615,299          14.2             11.8
 8725 West Higgins Road, Suite
  290
 Chicago, IL 60631
All directors and named
 executive officers as a group
 (14 persons).................    14,478,053          56.7             47.4

--------
 * Represents beneficial ownership of less than one percent (1%) of the outstanding shares of our common stock.

(1) Percentage ownership before the offering is based on the 25,541,095 shares of common stock outstanding on March 31, 2000, after giving effect to the conversion of all of our preferred stock into shares of our common stock.

(2) Shares shown as owned by CW Group, Charles M. Hartman, a Director of Illumina and a general partner of CW Group and Lawrence A. Bock, a founder of Illumina and a general partner of CW Group; are owned by entities managed by CW Group, partners of CW Group and members of their families. Mr. Hartman and Mr. Bock disclaim beneficial ownership of the shares shown except shares owned directly or attributable to his partnership interest.

(3) Shares shown as owned by ARCH Venture Fund III, L.P. Robert T. Nelsen is a Director of Illumina and a managing director of the general partner of ARCH Venture Fund III, L.P. Mr. Nelsen disclaims beneficial ownership of the shares shown except to the extent of his pecuniary interest therein.

(4) Held by Venrock Associates or entities managed by it.

(5) Includes 303,980 shares owned by Dr. Walt's wife.

(6) Includes 12,000 shares owned by Mr. Flatley's children.

   Except as otherwise noted above, the address of each person listed on the table is 9390 Towne Centre Drive, San Diego, California 92121.

                          DESCRIPTION OF CAPITAL STOCK

General

   We are authorized to issue 120,000,000 shares of common stock, $0.01 par value, and 10,000,000 shares of undesignated preferred stock, $0.01 par value.

Common Stock

   Assuming the conversion of all of our preferred stock into 18,836,297 shares of common stock, as of March 31, 2000 we had 25,541,095 shares of common stock outstanding that were held of record by approximately 101 stockholders.

   The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably any dividends that may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued upon the closing of this offering will be fully paid and nonassessable.

Preferred Stock

   Upon the closing of this offering, our board of directors will have the authority, without action by our stockholders, to designate and issue up to 10,000,000 shares of preferred stock in one or more series. The board of directors may also designate the rights, preferences and privileges of each series of preferred stock; any or all of which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of the preferred stock. However, these effects might include:

  . restricting dividends on the common stock;

  . diluting the voting power of the common stock;

  . impairing the liquidation rights of the common stock; and

  . delaying or preventing a change in control of our company without further action by the stockholders.

   We have no present plans to issue any shares of preferred stock.

Warrants

   As of March 31, 2000 we had outstanding warrants to purchase 43,183 shares of Series B preferred stock at an exercise price of $0.926 per share. The warrants will expire in November 2005.

 Holders of Registration Rights Can Require Us to Register Shares of Our Stock
                                   for Resale

   The holders of 18,836,297 shares of common stock and 43,183 shares of common stock issuable upon the exercise of warrants or their permitted transferees are entitled to rights with respect to registration of these shares under the Securities Act of 1933, as amended. These rights are provided under the terms of our agreement with the holders of registrable securities. Under these registration rights, holders of at least a majority of the then outstanding registrable securities may require on two occasions that we register their shares for public resale. We are obligated to register, on two separate occasions, these shares if the holders of a majority of the eligible shares request registration and only if the shares to be registered have an anticipated public offering price of at least $5,000,000. In addition, holders of registrable securities may require that we register their shares for public resale on Form S-3 or similar short-form registration, if we are eligible to use Form S-3 or similar short-form registration, and the value of the securities to be registered is at least $1,000,000. If we elect to register any of our shares of common stock for any public offering, the holders of registrable securities are entitled to include shares of common stock in the registration. However we may reduce the number of shares proposed to be registered in view of market conditions. We will pay all expenses in connection with any registration, other than underwriting discounts and commissions.

Anti-Takeover Effects of Some Provisions of Delaware Law

   Provisions of Delaware law and our amended and restated certificate of incorporation and amended bylaws to be in effect upon the closing of this offering could make the acquisition of our company through a tender offer, a proxy contest or other means more difficult and could make the removal of incumbent officers and directors more difficult. We expect these provisions to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of our company to first negotiate with our board of directors. We believe that the benefits provided by our ability to negotiate with the proponent of an unfriendly or unsolicited proposal outweigh the disadvantages of discouraging these proposals. We believe the negotiation of an unfriendly or unsolicited proposal could result in an improvement of its terms.

   We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless:

  . prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

  . the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers, and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  . on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66% of the outstanding voting stock which is not owned by the interested stockholder.

   Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation's outstanding voting securities. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Anti-Takeover Effects of Provisions of Our Charter Documents

   Our amended and restated certificate of incorporation to be in effect upon the closing of this offering provides for our board of directors to be divided into three classes serving staggered terms. Approximately one-third of the board of directors will be elected each year. The provision for a classified board could prevent a party who acquires control of a majority of the outstanding voting stock from obtaining control of the board of directors until the second annual stockholders meeting following the date the acquirer obtains the controlling stock interest. The classified board provision could discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of our company and could increase the likelihood that incumbent directors will retain their positions. Our amended and restated certificate of incorporation to be in effect upon the closing of this offering provides that directors may be removed:

  . with cause by the affirmative vote of the holders of at least a majority of the outstanding shares of voting stock; or

  . without cause by the affirmative vote of the holders of at least 66 2/3% of the then-outstanding shares of the voting stock.

   Our amended bylaws to be in effect upon the closing of this offering establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the board of directors. At an annual meeting, stockholders may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors. Stockholders may also consider a proposal or nomination by a person who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to our Secretary timely written notice, in proper form, of his or her intention to bring that business before the meeting. The amended bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting of the stockholders. However, our bylaws may have the effect of precluding the conduct of business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer's own slate of directors or otherwise attempting to obtain control of our company.

   Under Delaware law, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the amended and restated certificate of incorporation or the amended bylaws. Our amended bylaws authorize a majority of our board of directors, the chairman of the board or the chief executive officer to call a special meeting of stockholders. Because our stockholders do not have the right to call a special meeting, a stockholder could not force stockholder consideration of a proposal over the opposition of the board of directors by calling a special meeting of stockholders prior to such time as a majority of the board of directors believed or the chief executive officer believed the matter should be considered or until the next annual meeting provided that the requestor met the notice requirements. The restriction on the ability of stockholders to call a special meeting means that a proposal to replace the board also could be delayed until the next annual meeting.

   Delaware law provides that stockholders may execute an action by written consent in lieu of a stockholder meeting. However, Delaware law also allows us to eliminate stockholder actions by written consent. Elimination of written consents of stockholders may lengthen the amount of time required to take stockholder actions since actions by written consent are not subject to the minimum notice requirement of a stockholder's meeting. However, we believe that the elimination of stockholders' written consents may deter hostile takeover attempts. Without the availability of stockholder's actions by written consent, a holder controlling a majority of our capital stock would not be able to amend our bylaws or remove directors without holding a stockholders meeting. The holder would have to obtain the consent of a majority of the board of directors, the chairman of the board or the chief executive officer to call a stockholders' meeting and satisfy the notice periods determined by the board of directors. Our amended and restated certificate of incorporation to be in effect upon the closing of this offering provides for the elimination of actions by written consent of stockholders upon the closing of this offering.

Transfer Agent and Registrar

   The transfer agent and registrar for our common stock is EquiServe.

Nasdaq Stock Market Listing

   We have applied to have our common stock listed on the Nasdaq National Market for quotation under the symbol "ILMN".

                        SHARES ELIGIBLE FOR FUTURE SALE

   Prior to this offering, there has been no public market for our stock. Future sales of substantial amounts of our common stock in the public market following this offering or the possibility of these sales occurring could adversely affect prevailing market prices for our common stock or could impair our ability to raise capital through an offering of equity securities.

   After this offering, we will have outstanding 30,541,095 shares of common stock, based upon shares outstanding as of March 31, 2000. All of the shares sold in this offering will be freely tradable without restriction under the Securities Act except for any shares purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act. The remaining 25,541,095 shares of common stock held by existing stockholders are "restricted" shares as that term is defined in Rule 144 under the Securities Act. We issued and sold the restricted shares in private transactions in reliance upon exemptions from registration under the Securities Act. Restricted shares may be sold in the public market only if they are registered under the Securities Act or if they qualify for an exemption from registration, such as Rule 144 or 701 under the Securities Act, which are summarized below.

   Our officers, directors and some of our stockholders, including business partners, who collectively hold an aggregate of 25,088,827 shares, and the underwriters have entered into lock-up agreements in connection with this offering. These lock-up agreements provide that, with limited exceptions, our officers, directors and other stockholders have agreed not to offer, sell, contract to sell, grant any option to purchase or otherwise dispose of any of our shares for a period of 180 days after the effective date of this offering. Goldman, Sachs & Co. may, in its sole discretion and at any time without prior notice, release all or any portion of the shares subject to these lock-up agreements. We have also entered into an agreement with Goldman, Sachs & Co. that we will not offer, sell or otherwise dispose of our common stock until 180 days after the effective date of this offering.

   Taking into account the lock-up agreements, the number of shares, other than shares sold in the offering, that will be available for sale in the public market under the provisions of Rules 144 and 701, will be as follows:

  . 264,768 shares that become eligible for sale at various times between the date of this offering and the date 90 days after the effective date of this offering;

  . an additional 15,862,985 shares that become eligible for sale beginning 180 days after the effective date of this offering;

  . an additional 82,372 shares that become eligible for sale upon exercise of vested options 90 days after the date of this prospectus and an additional 41,755 shares that become eligible for sale upon the exercise of vested options 180 days after the date of this prospectus; and

  . an additional 9,413,342 shares that become eligible for sale at various times thereafter upon the expiration of applicable holding periods.

   Following the expiration of the lock-up period, shares issued upon exercise of options granted by us prior to the completion of this offering will also be available for sale in the public market pursuant to Rule 701 under the Securities Act unless those shares are held by one of our affiliates, directors or officers.

   Rule 701 permits resale of shares in reliance upon Rule 144 but without compliance with restrictions of Rule 144, including the holding period requirement. In general, under Rule 144 as currently in effect, a person, or persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year, including the holding period of any prior owner except an affiliate, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  . one percent of the number of shares of common stock then outstanding, which will equal approximately 305,411 shares immediately after the offering, or

  . the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale.

   Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been an affiliate of our company at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years including the holding period of any prior owner except an affiliate, is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

   Rule 701, as currently in effect, permits our employees, officers, directors or consultants who purchased shares under a written compensatory plan or contract to resell these shares in reliance upon Rule 144 but without compliance with specific restrictions. Rule 701 provides that affiliates may sell their Rule 701 shares under Rule 144 without complying with the holding period requirement and that non-affiliates may sell these shares in reliance on Rule 144 without complying with the holding period, public information, volume limitation or notice provisions of Rule 144.

   We intend to file, shortly after the effectiveness of this offering, a registration statement on Form S-8 under the Securities Act covering all shares of common stock reserved for issuance under the stock plans and subject to outstanding options under our 1998 Incentive Stock Plan. See "Management--Stock Plans". Shares of common stock issued upon exercise of options under the Form S-8 will be available for sale in the public market, subject to Rule 144 volume limitations applicable to affiliates and subject to the contractual restrictions described above. As of March 31, 2000, options to purchase 932,485 shares of common stock were outstanding. Beginning 90 and 180 days after the effective date of this offering, approximately 82,372 shares and 41,755 shares, respectively, issuable upon the exercise of vested stock options will become eligible for sale in the public market, if the options are exercised.

   Following this offering, the holders of an aggregate of 18,836,297 shares of outstanding common stock and 43,183 shares of common stock issuable upon the exercise of warrants have the right to require us to register their shares for sale upon meeting specific requirements. See "Description of Capital Stock-- Registration Rights" for additional information regarding registration rights.

                                  UNDERWRITING

   Illumina and the underwriters for the offering named below have entered into an underwriting agreement with respect to the shares being offered. Subject to specified conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Chase Securities Inc. and SG Cowen Securities Corporation are the representatives of the underwriters.

                                                                       Number of
                              Underwriters                              Shares
                              ------------                             ---------
   Goldman, Sachs & Co. ..............................................
   Chase Securities Inc. .............................................
   SG Cowen Securities Corporation ...................................
                                                                       ---------
     Total............................................................ 5,000,000
                                                                       =========

   Under the terms and conditions of the underwriting agreement, the underwriters are committed to take and pay for all of the shares offered hereby, if any are taken. If the underwriters sell more shares than the total number set forth in the table above, the underwrites have an option to buy up to an additional 750,000 shares from Illumina to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

   The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by Illumina. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

                                                           Paid by Illumina
                                                           ----------------
                                                       No Exercise Full Exercise
                                                       ----------- -------------
   Per Share..........................................     $            $
   Total..............................................     $            $

   Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a
discount of up to $   per share from the initial public offering price. The
securities dealers may resell any shares purchased from the underwriters to
other brokers or dealers at a discount of up to $   per share from the initial
public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

   Illumina and its directors, officers, and principal shareholders have agreed with the underwriters not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives. This restriction does not apply to any issuances under existing employee benefit plans. See "Shares Eligible For Future Sale" for a discussion of transfer restrictions.

   Prior to the offering, there has been no public market for the shares. The initial public offering price will be negotiated among Illumina and the representatives. Among the factors considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, are Illumina's historical performance, estimates of Illumina's business potential and earnings prospects, an assessment of Illumina's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

   Application has been made for quotation of the common stock on the Nasdaq National Market under the symbol "ILMN".

   In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from the issuer in the offering. The underwriters may close out any covered short position either by exercising their option to purchase additional shares or by purchasing shares in the open market. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering

   The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

   Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of the issuer's stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

   The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

   At Illumina's request, the underwriters have reserved up to 250,000 shares of the common stock offered hereby for sale, at the initial public offering price, to customers and other friends of Illumina through a directed share program. The number of shares available for sale to the general public will be reduced to the extent these persons purchase the reserved shares. There can be no assurance that any of the reserved shares will be so purchased. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same basis as other shares offered hereby.

   A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

   Illumina estimates that its share of the total expenses of the offering, excluding the underwriting discount, will be approximately $1,300,000.

   Illumina has agreed to indemnify the underwriters against liabilities, including liabilities under the Securities Act of 1933.

                           VALIDITY OF THE SECURITIES

   The validity of the common stock offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California, and for the underwriters by Sullivan & Cromwell, Washington, D.C.

                                    EXPERTS

   Ernst & Young LLP, independent auditors, have audited our financial statements at December 31, 1998 and 1999, and for the period from April 28, 1998 (inception) through December 31, 1998 and the year ended December 31, 1999, as set forth in their report, which is included in this Prospectus and in the registration statement. Our financial statements are included in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

   We have filed with the Securities and Exchange Commission, Washington, D.C., a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to us and our common stock, you should refer to the registration statement and to the exhibits and schedules filed therewith. A copy of the registration statement may be inspected by anyone without charge at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of all or any portion of the registration statement may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of prescribed fees. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

                         INDEX TO FINANCIAL STATEMENTS

Report of Ernst & Young LLP, Independent Auditors.......................... F-2

Balance Sheets as of December 31, 1998 and 1999 and March 31, 2000
 (unaudited)............................................................... F-3

Statements of Operations for the period from April 28, 1998 (inception) to
 December 31, 1998, the year ended December 31, 1999 and the three months ended March 31, 1999 and 2000 (unaudited)................................. F-4

Statements of Stockholders' Equity for the period from April 28, 1998
 (inception) to March 31, 2000............................................. F-5

Statements of Cash Flows for the period from April 28, 1998 (inception) to
 December 31, 1998, the year ended December 31, 1999 and the three months ended March 31, 1999 and 2000 (unaudited)................................. F-7

Notes to Financial Statements.............................................. F-8

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors
Illumina, Inc.

   We have audited the accompanying balance sheets of Illumina, Inc. as of December 31, 1998 and 1999, and the related statements of operations, stockholders' equity, and cash flows for the period from April 28, 1998 (inception) to December 31, 1998 and the year ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Illumina, Inc. at December 31, 1998 and 1999, and the results of its operations and its cash flows for the period from April 28, 1998 (inception) to December 31, 1998 and the year ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                          /s/ Ernst & Young LLP

San Diego, California

February 29, 2000,

                                 ILLUMINA, INC.

                                 BALANCE SHEETS

                                                                    Pro forma
                                                                  stockholders'
                                December 31,                      equity as of
                           ------------------------   March 31,     March 31,
                              1998         1999         2000          2000
                           -----------  -----------  -----------  -------------
                                                     (Unaudited)   (Unaudited)
ASSETS
Current assets:
  Cash and cash
   equivalents............ $ 8,233,729  $21,164,114  $15,067,452
  Investments, available
   for sale...............         --    11,924,163   17,649,664
  Accounts receivable.....         --        49,818       22,701
  Other receivable........     102,988      259,117      349,285
  Prepaid expenses and
   other current assets...      71,532       95,833      398,433
                           -----------  -----------  -----------
    Total current assets..   8,408,249   33,493,045   33,487,535
Property and equipment,
 net......................       1,000      291,314      802,031
Intangible assets, net....     113,600       75,733       66,266
Other assets..............      34,566       34,566       74,376
                           -----------  -----------  -----------
    Total assets.......... $ 8,557,415  $33,894,658  $34,430,208
                           ===========  ===========  ===========
LIABILITIES AND
 STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable........ $   129,985  $   318,219  $   349,877
  Accrued liabilities.....      45,685      292,689      745,974
  Note payable............       1,500        1,500          --
                           -----------  -----------  -----------
    Total current
     liabilities..........     177,170      612,408    1,095,851
Deferred revenue..........         --     1,250,000    2,500,000
Commitments
Stockholders' equity:
  Convertible preferred
   stock, no par value,
   50,000,000 shares
   authorized, 11,836,297
   and 18,836,297 shares
   issued and outstanding
   at December 31, 1998
   and 1999, respectively;
   18,836,297 shares
   issued and outstanding
   at March 31, 2000
   (unaudited); 10,000,000
   shares, $.01 par value,
   authorized; no shares
   issued and outstanding
   pro forma (unaudited)..   9,397,998   37,397,998   37,397,998   $       --
  Common stock, $.01 par
   value, 60,000,000
   shares authorized,
   3,456,000 and 5,139,083
   shares issued and
   outstanding at December
   31, 1998 and 1999,
   respectively; 6,704,798
   shares issued and
   outstanding at March
   31, 2000 (unaudited);
   120,000,000 shares
   authorized, 25,541,095
   shares issued and
   outstanding pro forma
   (unaudited)............      34,560       51,391       67,048       255,411
  Additional paid-in
   capital................     380,202    5,288,231   22,741,071    59,950,706
  Deferred compensation...    (286,895)  (4,026,916) (18,767,522)  (18,767,522)
  Unrealized loss on
   investments............         --       (10,689)     (40,120)      (40,120)
  Note receivable.........         --        (4,500)         --            --
  Accumulated deficit.....  (1,145,620)  (6,663,265) (10,564,118)  (10,564,118)
                           -----------  -----------  -----------   -----------
    Total stockholders'
     equity...............   8,380,245   32,032,250   30,834,357   $30,834,357
                           -----------  -----------  -----------   ===========
    Total liabilities and
     stockholders' equity. $ 8,557,415  $33,894,658  $34,430,208
                           ===========  ===========  ===========

                            See accompanying notes.

                                 ILLUMINA, INC.

                            STATEMENTS OF OPERATIONS

                          Period from
                           April 28,
                             1998                    Three months ended
                          (inception)  Year ended         March 31,
                          to December   December    ----------------------
                           31, 1998     31, 1999      1999        2000
                          -----------  -----------  ---------  -----------
                                                         (Unaudited)
Revenue.................. $       --   $   474,026  $  42,233  $    83,205
Costs and expenses:
  General and
   administrative........     345,080    1,348,870    164,529      615,341
  Research and
   development...........     770,901    4,047,876    710,594    2,670,574
  Amortization of
   deferred compensation
   and other non-cash
   compensation charges..      78,187      957,822    100,303    1,185,825
                          -----------  -----------  ---------  -----------
    Total costs and
     expenses............   1,194,168    6,354,568    975,426    4,471,740
                          -----------  -----------  ---------  -----------
Loss from operations.....  (1,194,168)  (5,880,542)  (933,193)  (4,388,535)
Interest income, net ....      48,548      400,764     99,221      497,149
Amortization expense.....         --       (37,867)    (9,467)      (9,467)
                          -----------  -----------  ---------  -----------
Net loss................. $(1,145,620) $(5,517,645) $(843,439) $(3,900,853)
                          ===========  ===========  =========  ===========
Historical net loss per
 share, basic and
 diluted................. $     (1.71) $     (3.91) $   (1.21) $     (2.31)
                          ===========  ===========  =========  ===========
Shares used in
 calculating historical
 net loss per share,
 basic and diluted.......     668,748    1,410,225    696,352    1,685,796
Pro forma net loss per
 share, basic and
 diluted.................              $     (0.40)            $     (0.25)
                                       ===========             ===========
Shares used in
 calculating pro forma
 net loss per share,
 basic and diluted.......               13,696,522              15,701,190


                            See accompanying notes.

                                ILLUMINA, INC.

                      STATEMENTS OF STOCKHOLDERS' EQUITY

                   Convertible preferred stock   Common stock     Additional                Unrealized
                   --------------------------- -----------------   paid-in      Deferred      loss on      Note    Accumulated
                      Shares        Amount      Shares    Amount   capital    compensation  investments receivable   deficit
                   ------------- ------------- ---------  ------  ----------  ------------  ----------- ---------- -----------
Balance at April
28, 1998.........            --  $         --        --   $  --   $     --    $       --      $   --      $  --    $      --
 Issuance of
 common stock at
 $.01 per share
 for cash........            --            --    600,000   6,000        --            --          --         --           --
 Issuance of
 restricted
 common stock at
 $.01 to $.03 per
 share for cash..            --            --  2,856,000  28,560     15,120           --          --         --           --
 Issuance of
 Series A
 preferred stock
 at $.30 per
 share for cash..      2,499,998       749,999       --      --         --            --          --         --           --
 Issuance of
 Series B
 preferred stock
 at $.926 per
 share for cash..      9,212,147     8,533,000       --      --         --            --          --         --           --
 Issuance of
 Series B
 preferred stock
 at $.926 per
 share for
 nGenetics
 acquisition.....        124,152       114,999       --      --         --            --          --         --           --
 Deferred
 compensation
 related to stock
 options and
 restricted
 stock...........            --            --        --      --     319,818      (319,818)        --         --           --
 Amortization of
 deferred
 compensation....            --            --        --      --         --         32,923         --         --           --
 Deferred
 compensation
 related to
 restricted stock
 purchased by
 consultants.....            --            --        --      --      45,264           --          --         --           --
 Net loss and
 comprehensive
 loss............            --            --        --      --         --            --          --         --    (1,145,620)
                   ------------- ------------- ---------  ------  ---------   -----------     -------     ------   ----------
Balance at
December 31,
1998.............     11,836,297     9,397,998 3,456,000  34,560    380,202      (286,895)        --         --    (1,145,620)
 Issuance of
 common stock
 including
 exercise of
 stock options
 for cash and
 note receivable.            --            --    297,416   2,974        167           --          --         --           --
 Issuance of
 restricted
 common stock for
 cash............            --            --  1,367,000  13,670    109,360           --          --      (4,500)         --
 Issuance of
 common stock for
 technology......            --            --     35,000     350    100,986           --          --         --           --
 Repurchase of
 restricted
 common stock....            --            --    (16,333)   (163)      (327)          --          --         --           --
 Issuance of
 Series C
 preferred stock
 at $4.00 per
 share for cash..      7,000,000    28,000,000       --      --         --            --          --         --           --
 Deferred
 compensation
 related to stock
 options and
 restricted
 stock...........            --            --        --      --   4,334,469    (4,334,469)        --         --           --
                       Total
                   stockholders'
                      equity
                   -------------
Balance at April
28, 1998.........   $      --
 Issuance of
 common stock at
 $.01 per share
 for cash........        6,000
 Issuance of
 restricted
 common stock at
 $.01 to $.03 per
 share for cash..       43,680
 Issuance of
 Series A
 preferred stock
 at $.30 per
 share for cash..      749,999
 Issuance of
 Series B
 preferred stock
 at $.926 per
 share for cash..    8,533,000
 Issuance of
 Series B
 preferred stock
 at $.926 per
 share for
 nGenetics
 acquisition.....      114,999
 Deferred
 compensation
 related to stock
 options and
 restricted
 stock...........          --
 Amortization of
 deferred
 compensation....       32,923
 Deferred
 compensation
 related to
 restricted stock
 purchased by
 consultants.....       45,264
 Net loss and
 comprehensive
 loss............   (1,145,620)
                   -------------
Balance at
December 31,
1998.............   8,380, 245
 Issuance of
 common stock
 including
 exercise of
 stock options
 for cash and
 note receivable.        3,141
 Issuance of
 restricted
 common stock for
 cash............      118,530
 Issuance of
 common stock for
 technology......      101,336
 Repurchase of
 restricted
 common stock....         (490)
 Issuance of
 Series C
 preferred stock
 at $4.00 per
 share for cash..   28,000,000
 Deferred
 compensation
 related to stock
 options and
 restricted
 stock...........          --

                                             (continued on following page)

                              ILLUMINA, INC.

                        Convertible
                      preferred stock       Common stock      Additional                 Unrealized
                   ---------------------- ------------------    paid-in      Deferred      loss on      Note    Accumulated
                     Shares     Amount     Shares    Amount     capital    compensation  investments receivable   deficit
                   ---------- ----------- ---------  -------  -----------  ------------  ----------- ---------- ------------
 Amortization of
  deferred
  compensation...         --          --        --       --           --        594,448        --         --             --
 Deferred
  compensation
  related to
  restricted
  stock purchased
  by consultants.         --          --        --       --       363,374           --         --         --             --
 Comprehensive
  loss:
 Unrealized loss
  on investments.         --          --        --       --           --            --     (10,689)       --             --
 Net loss........         --          --        --       --           --            --         --         --      (5,517,645)
 Comprehensive
  loss...........         --          --        --       --           --            --         --         --             --
                   ---------- ----------- ---------  -------  -----------  ------------   --------     ------   ------------
Balance at
 December 31,
 1999............  18,836,297  37,397,998 5,139,083   51,391    5,288,231    (4,026,916)   (10,689)    (4,500)    (6,663,265)
 Issuance of
  common stock
  including
  exercise of
  stock options
  for cash
  (unaudited)....         --          --     94,965      950        4,839           --         --         --             --
 Issuance of
  restricted
  common stock
  for cash
  (unaudited)....         --          --  1,290,000   12,900      832,350           --         --         --             --
 Issuance of
  common stock
  for technology
  and services
  (unaudited)....         --          --    186,000    1,860      689,640           --         --         --             --
 Repurchase of
  restricted
  common stock
  (unaudited)....         --          --     (5,250)     (53)        (420)          --         --         --             --
 Repayment of
  note receivable
  (unaudited)....         --          --        --       --           --            --         --       4,500            --
 Deferred
  compensation
  related to
  stock options
  and restricted
  stock
  (unaudited)....         --          --        --       --    15,611,350   (15,611,350)       --         --             --
 Amortization of
  deferred
  compensation
  (unaudited)....         --          --        --       --           --        870,744        --         --             --
 Deferred
  compensation
  related to
  restricted
  stock purchased
  by consultants
  (unaudited)....         --          --        --       --       315,081           --         --         --             --
 Comprehensive
  loss:
 Unrealized loss
  on investments
  (unaudited)....         --          --        --       --           --            --     (29,431)       --             --
 Net loss
  (unaudited)....         --          --        --       --           --            --         --         --      (3,900,853)
 Comprehensive
  loss
  (unaudited)....         --          --        --       --           --            --         --         --             --
                   ---------- ----------- ---------  -------  -----------  ------------   --------     ------   ------------
Balance at March
 31, 2000
 (unaudited).....  18,836,297 $37,397,998 6,704,798  $67,048  $22,741,071  $(18,767,522)  $(40,120)    $  --    $(10,564,118)
                   ========== =========== =========  =======  ===========  ============   ========     ======   ============
                       Total
                   stockholders'
                      equity
                   -------------
 Amortization of
  deferred
  compensation...       594,448
 Deferred
  compensation
  related to
  restricted
  stock purchased
  by consultants.       363,374
 Comprehensive
  loss:
 Unrealized loss
  on investments.       (10,689)
 Net loss........    (5,517,645)
                   -------------
 Comprehensive
  loss...........    (5,528,334)
                   -------------
Balance at
 December 31,
 1999............    32,032,250
 Issuance of
  common stock
  including
  exercise of
  stock options
  for cash
  (unaudited)....         5,789
 Issuance of
  restricted
  common stock
  for cash
  (unaudited)....       845,250
 Issuance of
  common stock
  for technology
  and services
  (unaudited)....       691,500
 Repurchase of
  restricted
  common stock
  (unaudited)....          (473)
 Repayment of
  note receivable
  (unaudited)....         4,500
 Deferred
  compensation
  related to
  stock options
  and restricted
  stock
  (unaudited)....           --
 Amortization of
  deferred
  compensation
  (unaudited)....       870,744
 Deferred
  compensation
  related to
  restricted
  stock purchased
  by consultants
  (unaudited)....       315,081
 Comprehensive
  loss:
 Unrealized loss
  on investments
  (unaudited)....       (29,431)
 Net loss
  (unaudited)....    (3,900,853)
                   -------------
 Comprehensive
  loss
  (unaudited)....    (3,930,284)
                   -------------
Balance at March
 31, 2000
 (unaudited).....   $30,834,357
                   =============

                          See accompanying notes.

                                 ILLUMINA, INC.

                            STATEMENTS OF CASH FLOWS

                            Period from
                           April 28, 1998                Three Months Ended
                           (inception) to Year ended         March 31,
                            December 31,   December    -----------------------
                                1998       31, 1999       1999        2000
                           -------------- -----------  ----------  -----------
                                                            (Unaudited)
Operating activities
Net loss.................   $(1,145,620)  $(5,517,645) $ (843,439) $(3,900,853)
 Adjustments to
  reconcile net loss to
  net cash used in
  operating activities:
 Write-off of assets
  purchased in exchange
  for Series B preferred
  stock..................           399           --          --           --
 Write-off of note
  payable................           --            --          --        (1,500)
 Issuance of stock for
  technology and
  services...............           --        101,336      11,336      691,500
 Depreciation and
  amortization...........           --         42,841       9,467       39,243
 Amortization of premium
  on investments.........           --         53,526      23,436      (44,166)
 Amortization of
  deferred compensation
  and other non-cash
  compensation charges...        78,187       957,822     100,303    1,185,825
 Changes in operating
  assets and
  liabilities:
   Prepaid expenses and
    other current assets.       (71,532)      (24,301)     23,668     (302,600)
   Accounts receivable...           --        (49,818)    (42,233)      27,117
   Other receivable......      (102,988)     (156,129)    (67,975)     (90,168)
   Deferred revenue......           --      1,250,000         --     1,250,000
   Other assets..........       (34,566)          --          --       (39,810)
   Accounts payable......       129,985       188,234      (8,465)      31,658
   Accrued liabilities...        45,685       247,004     (25,685)     453,285
                            -----------   -----------  ----------  -----------
     Net cash used in
      operating
      activities.........    (1,100,450)   (2,907,130)   (819,587)    (700,469)
Investing activities
Purchase of investment
 securities..............           --    (16,244,380) (5,324,791)  (8,710,766)
Maturity of investment
 securities..............           --      4,256,000         --     3,000,000
Purchase of property and
 equipment...............           --       (295,286)        --      (540,493)
                            -----------   -----------  ----------  -----------
Net cash used in
 investing activities....           --    (12,283,666) (5,324,791)  (6,251,259)

Financing activities
Proceeds from note
 payable.................         1,500           --          --           --
Proceeds from stock
 subscription receivable.           --            --          --         4,500
Proceeds from issuance of
 common stock, net of
 repurchased shares......        49,680       121,181         --       850,566
Net proceeds from
 issuance of Series A
 preferred stock.........       749,999           --          --           --
Net proceeds from
 issuance of Series B
 preferred stock.........     8,533,000           --          --           --
Net proceeds from
 issuance of Series C
 preferred stock.........           --     28,000,000         --           --
                            -----------   -----------  ----------  -----------
Net cash provided by
 financing activities....     9,334,179    28,121,181         --       855,066
                            -----------   -----------  ----------  -----------
Net increase (decrease)
 in cash and cash
 equivalents.............     8,233,729    12,930,385  (6,144,378)  (6,096,662)
Cash and cash equivalents
 at beginning of the
 period..................           --      8,233,729   8,233,729   21,164,114
                            -----------   -----------  ----------  -----------
Cash and cash equivalents
 at end of the period....   $ 8,233,729   $21,164,114  $2,089,351  $15,067,452
                            ===========   ===========  ==========  ===========
Non-cash investing and
 financing transactions:
Purchase of property and
 equipment and intangible
 assets in exchange for
 Series B preferred
 stock...................   $   114,999   $       --   $      --   $       --
                            ===========   ===========  ==========  ===========
Issuance of stock for
 stock subscription
 receivable..............   $       --    $     4,500  $      --   $       --
                            ===========   ===========  ==========  ===========
Issuance of stock for
 technology and services.   $       --    $   101,336  $   11,336  $   691,500
                            ===========   ===========  ==========  ===========



                            See accompanying notes.

                                 ILLUMINA, INC.

                         NOTES TO FINANCIAL STATEMENTS

(Information as of March 31, 2000 and for the three months ended March 31, 1999 and 2000 is unaudited)

1. Summary of Significant Accounting Policies

 Organization and Business

   Illumina, Inc. (the "Company") was incorporated on April 28, 1998. The Company is developing next-generation tools that will permit the large-scale analysis of genetic variation and function. The Company's proprietary BeadArray technology will provide the throughput, cost effectiveness and flexibility necessary to enable researchers in the life sciences and pharmaceutical industries to perform the billions of tests necessary to extract medically valuable information from advances in genomics. This information will correlate genetic variation and gene function with particular disease states, enhancing drug discovery, allowing diseases to be detected earlier and more specifically and permitting better choices of drugs for individual patients. In addition to the life sciences and pharmaceutical industries, the Company's technology will have applicability across a wide variety of industries, including agriculture, petrochemicals and food, flavor and beverages.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

 Interim Financial Information

   The financial information as of March 31, 2000 and for the three months ended March 31, 1999 and 2000 is unaudited and includes all adjustments, consisting only of normal recurring adjustments, that the Company's management considers necessary for a fair presentation of the Company's operating results and cash flows for such periods. Results for the three month period ended March 31, 2000 are not necessary indicative of results to be expected for the full fiscal year 2000 or any future period.

 Cash and Cash Equivalents

   Cash and cash equivalents are comprised of highly liquid investments with an original maturity of less than three months when purchased.

 Investments

   The Company applies Statement of Financial Accounting Standards ("SFAS") No. 115, Accounting for Certain Investments in Debt and Equity Securities, to its investments. Under SFAS No. 115, the Company classifies its investments as "Available-for-Sale" and records such assets at estimated fair value in the balance sheet, with unrealized gains and losses, if any, reported in stockholders' equity.

   At December 31, 1999, investments consist of the following:

                                                                     Unrealized
                                              Amortized    Market       gain
                                                Cost        Value      (loss)
                                             ----------- ----------- ----------
   Corporate debt securities................ $11,935,562 $11,924,163  $(11,399)
                                             ----------- -----------  --------
                                             $11,935,562 $11,924,163  $(11,399)
                                             =========== ===========  ========

                              ILLUMINA, INC.

(Information as of March 31, 2000 and for the three months ended March 31, 1999 and 2000 is unaudited)

   The Company has an unrealized gain of $710 related to cash equivalents, resulting in total unrealized losses of $10,689 at December 31, 1999.

   At March 31, 2000, investments consist of the following:

                                                                     Unrealized
                                              Amortized    Market       gain
                                                cost        value      (loss)
                                             ----------- ----------- ----------
   Corporate debt securities................ $17,691,229 $17,649,664  $(41,565)
                                             ----------- -----------  --------
                                             $17,691,229 $17,649,664  $(41,565)
                                             =========== ===========  ========

   The Company has an unrealized gain of $1,445 related to cash equivalents, resulting in total unrealized losses of $40,120 at March 31, 2000.

   There were no material realized gains or losses for the year ended December 31, 1999 or for the three months ended March 31, 2000.

   The amortized cost and estimated fair value of corporate debt securities at March 31, 2000, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because the issuers of the securities may have the right to prepay obligations without prepayment penalties.

                                                                     Estimated
                                                           Cost     Fair Value
                                                        ----------- -----------
   Due in one year or less............................. $ 7,107,984 $ 7,101,327
   Due after one year through three years..............  10,583,245  10,548,337
                                                        ----------- -----------
                                                        $17,691,229 $17,649,664
                                                        =========== ===========

 Concentration of Credit Risk

   Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash, cash equivalents and short-term investments. The Company limits its exposure to credit loss by placing its cash and investments with high credit quality financial institutions.

 Fair Value of Financial Instruments

   Financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, are carried at cost, which management believes approximates fair value.

 Property and Equipment

   Property and equipment are stated at cost and depreciated over the estimated useful lives of the assets (generally three to five years) using the straight-line method. Amortization of leasehold improvements is computed over the shorter of the lease term or the estimated useful life of the related assets.

                              ILLUMINA, INC.

(Information as of March 31, 2000 and for the three months ended March 31, 1999 and 2000 is unaudited)


 Acquired Technology Rights

   The intangible assets consist of acquired technology rights related to the acquisition of nGenetics in 1998. The purchase price was $114,999, consisting of 124,152 shares of Series B preferred stock, valued at $0.926 per shares, the selling price paid in cash by outside investors in a contemporaneous selling of stock.

   In accordance with APB 17, Accounting for Intangible Assets, the acquired technology rights are recorded at cost. The rights related to the acquired technology are being amortized over its estimated useful life (four years) and the Company has amortized approximately $47,000 through March 31, 2000.

 Long-Lived Assets

   In accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, if indicators of impairment exist, the Company assesses the recoverability of the affected long-lived assets by determining whether the carrying value of such assets can be recovered through undiscounted future operating cash flows. If impairment is indicated, the Company measures the future cash flows associated with the use of the asset. While the Company's current and historical operating and cash flow losses are indicators of impairment, the Company believes the future cash flows to be received from the long-lived assets will exceed the assets' carrying value, and accordingly the Company has not recognized any impairment losses through March 31, 2000.

 Revenue Recognition

   Revenue from grants is recognized on a percentage of completion basis as related costs are incurred, provided that amounts earned are not subject to refund if the research is unsuccessful. Payments received in advance of the performance or product sale requirements are deferred until the related performance or product sale requirements have been completed.

 Research and Development

   Expenditures relating to research and development are expensed in the period incurred.

 Income Taxes

   Current income tax expense is the amount of income taxes expected to be payable for the current year. A deferred income tax asset or liability is computed for the expected future impact of differences between the financial reporting and tax bases of assets and liabilities, as well as the expected future tax benefit to be derived from tax loss and credit carryforwards. Deferred income tax expense is generally the net change during the year in the deferred income tax asset or liability. Valuation allowances are established when realizability of deferred tax assets is uncertain. The effect of tax rate changes is reflected in tax expense during the period in which such changes are enacted.

                              ILLUMINA, INC.

(Information as of March 31, 2000 and for the three months ended March 31, 1999 and 2000 is unaudited)


 Stock-Based Compensation

   As permitted by SFAS No. 123, Accounting for Stock-Based Compensation, the Company accounts for common stock options granted, and restricted stock sold, to employees, founders and directors using the intrinsic value method and, thus, recognizes no compensation expense for options granted, or restricted stock sold, with exercise prices equal to or greater than the fair value of the Company's common stock on the date of the grant. The Company has recorded deferred stock compensation related to certain stock options, and restricted stock, which were granted with exercise prices below estimated fair value (see
Note 3), which is being amortized on an accelerated amortization methodology in accordance with FIN 28.

   Deferred compensation for options granted, and restricted stock sold, to consultants has been determined in accordance with SFAS No. 123 and EITF 96-18 as the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measured. Deferred charges for options granted, and restricted stock sold, to consultants are periodically remeasured as the underlying options vest.

 Comprehensive Loss

   In accordance with SFAS No. 130, Reporting Comprehensive Income, the Company has disclosed comprehensive loss as a component of stockholders' equity.

 Net Loss Per Share

   Basic and diluted net loss per common share are presented in conformity with SFAS No. 128, Earnings per Share, and SAB 98, for all periods presented. Under the provisions of SAB 98, common stock and convertible preferred stock that has been issued or granted for nominal consideration prior to the anticipated effective date of the initial public offering must be included in the calculation of basic and diluted net loss per common share as if these shares had been outstanding for all periods presented. To date, the Company has not issued or granted shares for nominal consideration.

   In accordance with SFAS No. 128, basic and diluted net loss per share has been computed using the weighted-average number of shares of common stock outstanding during the period, less shares subject to repurchase. Pro forma basic and diluted net loss per common share, as presented in the statements of operations, has been computed for the year ended December 31, 1999 as described above, and also gives effect to the assumed conversion of preferred stock which will automatically convert to common stock immediately prior to the completion of the Company's initial public offering (using the "as if converted" method) from the original date of issuance.

                              ILLUMINA, INC.

(INFORMATION AS OF MARCH 31, 2000 AND FOR THE THREE MONTHS ENDED MARCH 31, 1999
                          AND 2000 IS UNAUDITED)


   The following table presents the calculation net loss per share:

                              PERIOD FROM
                               APRIL 28,
                                 1998                    THREE MONTHS ENDED
                              (INCEPTION)  YEAR ENDED         MARCH 31,
                              TO DECEMBER   DECEMBER    ----------------------
                               31, 1998     31, 1999      1999        2000
                              -----------  -----------  ---------  -----------
Net loss....................  $(1,145,620) $(5,517,645) $(843,439) $(3,900,853)
                              ===========  ===========  =========  ===========
Basic and diluted net loss
 per share..................  $     (1.71) $     (3.91) $   (1.21) $     (2.31)
                              ===========  ===========  =========  ===========
Weighted-average shares used
 in computing historical net
 loss per share, basic and
 diluted....................      668,748    1,410,225    696,352    1,685,796
Pro forma net loss per
 share, basic and diluted...  $     (0.26) $     (0.40) $   (0.14) $     (0.25)
                              ===========  ===========  =========  ===========
Shares used above...........      668,748    1,410,225    696,352    1,685,796
  Pro forma adjustment to
   reflect weighted-average
   effect of assumed
   conversion of convertible
   preferred stock..........    3,784,570   12,286,297  5,482,121   14,015,394
                              -----------  -----------  ---------  -----------
  Shares used in computing
   pro forma net loss per
   share, basic and diluted.    4,453,318   13,696,522  6,178,473   15,701,190

   The Company has excluded all convertible preferred stock, outstanding stock options and warrants, and shares subject to repurchase from the calculation of diluted loss per common share because all such securities are antidilutive for all periods presented. The total number of shares excluded from the calculation of diluted net loss per share, prior to application of the treasury stock method for options and warrants, was 14,919,900, 22,649,271, 15,073,736 and 24,056,726 for the period from April 28, 1998 (inception) through December 31, 1998, the year ended December 31, 1999 and for the three months ended March 31, 1999 and 2000, respectively. Such securities, had they been dilutive, would have been included in the computation of diluted net loss per share.

 PRO FORMA STOCKHOLDERS' EQUITY

   Unaudited pro forma stockholders' equity at March 31, 2000 includes the conversion of all outstanding shares of preferred stock into common stock.

 SEGMENT REPORTING

   The Company has determined that it operates in only one segment.

 EFFECT OF NEW ACCOUNTING STANDARDS

   SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, will be effective January 1, 2001. This statement establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments imbedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement

                              ILLUMINA, INC.

(Information as of March 31, 2000 and for the three months ended March 31, 1999 and 2000 is unaudited)

also requires that changes in the derivative's fair value be recognized in earnings unless specific hedge accounting criteria are met. The Company believes the adoption of SFAS No. 133 will not have an effect on the financial statements because the Company does not engage in derivative or hedging activities.

2. Balance Sheet Account Details

   Property and equipment consist of the following:

                                                      December 31,
                                                     ---------------  March 31,
                                                      1998    1999      2000
                                                     ------ --------  ---------
   Laboratory equipment............................. $  --  $271,250  $658,518
   Computer equipment...............................  1,000   24,487   161,264
   Furniture and fixtures...........................    --       549    16,998
                                                     ------ --------  --------
                                                      1,000  296,286   836,780
   Accumulated depreciation and amortization........    --    (4,972)  (34,749)
                                                     ------ --------  --------
     Total.......................................... $1,000 $291,314  $802,031
                                                     ====== ========  ========

   Accrued liabilities consist of the following:

                                                        December 31,
                                                      ---------------- March 31,
                                                       1998     1999     2000
                                                      ------- -------- ---------
   Compensation...................................... $19,196 $ 94,236 $297,488
   Professional fees.................................  26,489  103,771  340,187
   Sponsored research................................     --    74,667   90,917
   Other.............................................     --    20,015   17,382
                                                      ------- -------- --------
     Total........................................... $45,685 $292,689 $745,974
                                                      ======= ======== ========

3. Stockholders' Equity

 Common stock

   As of March 31, 2000, the Company has sold, net of repurchased shares, 2,989,083 shares of common stock at $0.01 per share, 797,749 shares at $0.03 per share, 1,441,234 shares at $0.09 per share, 175,000 shares at $0.25 per share, 711,732 shares at $0.40 per share and 590,000 shares at $1.00 per share, of which 5,491,417 shares were sold to employees and consultants subject to restricted stock agreements. The common shares vest in accordance with the provisions of the agreements, generally over five years. All unvested shares are subject to repurchase by the Company at the original purchase price. As of March 31, 2000, 4,244,761 shares of common stock were subject to repurchase.

                              ILLUMINA, INC.

(Information as of March 31, 2000 and for the three months ended March 31, 1999 and 2000 is unaudited)


 Convertible Preferred Stock

   A summary of convertible preferred stock issued and outstanding as of March 31, 2000 is as follows:

                                                                     Liquidation
                                                            Shares   Preference
                                                          ---------- -----------
   Series A..............................................  2,499,998 $   749,999
   Series B..............................................  9,336,299   8,647,999
   Series C..............................................  7,000,000  28,000,000
                                                          ---------- -----------
                                                          18,836,297 $37,397,998
                                                          ========== ===========

   At March 31, 2000, the Company had 2,500,000 shares of Convertible Series A preferred stock and 2,500,000 shares of Convertible Series A-1 preferred stock authorized, of which 2,499,998 shares of the Series A preferred stock were issued and outstanding. The Series A preferred stock was issued at $0.30 per share for cash.

   In addition, the Company had 12,000,000 shares of Convertible Series B preferred stock and 12,000,000 shares of Convertible Series B-1 preferred stock authorized, of which 9,336,299 shares of Series B preferred stock were issued and outstanding. The Company issued 9,212,147 shares of Series B preferred stock at $0.926 per share for cash and 124,152 shares of Series B preferred stock at $0.926 per share in conjunction with the purchase of the net assets of nGenetics in 1998.

   The Company also has 7,000,000 shares of Convertible Series C preferred stock and 7,000,000 shares of Convertible Series C-1 preferred stock authorized. During November and December 1999, the Company sold 7,000,000 shares of Series C convertible preferred stock at $4.00 per share for cash. As more fully discussed in Note 4, the Company sold 1,250,000 of these shares as part of a collaborative agreement with PE Corporation. The remaining 5,750,000 Series C shares were sold to institutional investors after the completion of the PE collaboration.

   The Series A, A-1, B, B-1, C, and C-1 preferred stock are convertible, at the option of the holder, at any time after the date of issuance, into shares of common stock. The preferred stock will automatically be converted into shares of common stock at the then effective conversion price (currently a one-for-one conversion ratio) (i) upon the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933 with a sale price per share of common stock of at least $4.50 and with aggregate proceeds of at least $15,000,000, or (ii) upon the approval of the holders of more than 66 2/3% of the outstanding shares of each series of preferred stock. Each holder of Series A, B and C convertible preferred stock is entitled to one vote for each share of common stock into which such convertible preferred share would convert.

   In the event of any liquidation, dissolution or winding up of the Company, the holders of preferred stock are entitled to receive their liquidation value prior and in preference to any distribution of the assets or surplus funds of the Company to the holders of common stock. If, upon the occurrence of such event, the assets and funds distributed among the holders of preferred stock are insufficient to permit full payment, the entire assets and funds of the Company would be distributed

                              ILLUMINA, INC.

(Information as of March 31, 2000 and for the three months ended March 31, 1999 and 2000 is unaudited)

among the preferred stockholders in proportion to the product of the liquidation preference of each such share and the number of such shares owned by each such holder. The holders of Series A, B and C convertible preferred stock are entitled to receive liquidation preferences over the common stockholders at the rate of $0.30, $0.926, and $4.00 per share, respectively.

 Warrants

   In connection with a lease financing facility (Note 5), in 1998 the Company issued to Comdisco warrants to purchase 43,183 shares of common stock at $.926 per share. Comdisco may exercise the warrants, in whole or in part, until November 17, 2005, or 3 years after the closing date of the Company's initial public offering, whichever is later.

 Stock Options

   In 1998, the Company adopted the 1998 Incentive Stock Plan (the "Plan") and has reserved 4,500,000 shares of common stock for grants under the Plan. The Plan provides for the grant of incentive and nonstatutory stock options, stock bonuses and rights to purchase stock to employees, directors or consultants of the Company. The Plan provides that incentive stock options will be granted only to employees at no less than the fair value of the Company's common stock (no less than 110% of the fair value for nonstatutory stock options), as determined by the board of directors at the date of the grant. Options generally vest 20% one year from the date of grant and ratably each month thereafter for a period of 48 months and expire up to ten years from date of grant.

   A summary of the Company's stock option activity from April 28, 1998 (inception) through March 31, 2000 follows:

                                                                    Weighted-
                                                                     Average
                                                        Options   Exercise Price
                                                        --------  --------------
   Outstanding at April 28, 1998 (inception)...........      --       $ --
   Granted.............................................  525,000      $0.02
                                                        --------
   Outstanding at December 31, 1998....................  525,000      $0.02
   Granted.............................................  495,200      $0.10
   Exercised........................................... (297,416)     $0.01
   Cancelled...........................................  (77,584)     $0.03
                                                        --------
   Outstanding at December 31, 1999....................  645,200      $0.08
   Granted (unaudited).................................  382,500      $0.70
   Exercised (unaudited)...............................  (94,965)     $0.06
   Cancelled (unaudited)...............................     (250)     $0.09
                                                        --------
   Outstanding at March 31, 2000 (unaudited)...........  932,485      $0.34
                                                        ========

                              ILLUMINA, INC.

(Information as of March 31, 2000 and for the three months ended March 31, 1999 and 2000 is unaudited)

   At March 31, 2000, options to purchase approximately 7,525 shares were exercisable and 522,384 shares remain available for future grant.

   Following is a further breakdown of the options outstanding as of March 31, 2000:

                                                                              Weighted
                                    Weighted                                  average
                                    average        Weighted                exercise price
      Range of         Options   remaining life    average       Options     of options
   exercise prices   outstanding    in years    exercise price exercisable  exercisable
   ---------------   ----------- -------------- -------------- ----------- --------------
        $0.03          115,251        3.5           $0.03         7,460        $0.03
        $0.09          397,466        4.1           $0.09            65        $0.09
        $0.25           38,000        4.7           $0.25           --         $0.25
        $0.40          192,268        4.9           $0.40           --         $0.40
        $1.00          189,500        5.0           $1.00           --         $1.00
                       -------                                    -----
                       932,485                                    7,525
                       =======                                    =====

   Pro forma information regarding net loss is required by SFAS No. 123 and has been determined as if the Company had accounted for its employee stock options under the fair value method of that statement. The fair value for these options was estimated at the dates of grant using the fair value option pricing model (Black Scholes) with the following weighted-average assumptions for 1999 and 1998: (a) weighted average risk-free interest rate of 6.5%, (b) expected dividend yield of 0%, (c) anticipated volatility of 70% and (d) five year estimated life of the options.

   For purposes of adjusted pro forma disclosures, the estimated fair value of the options is amortized to expense over the vesting period. The Company's adjusted pro forma information is as follows:

                                        Period from                   Three
                                       April 28, 1998                Months
                                       (inception) to Year ended      Ended
                                        December 31,   December     March 31,
                                            1998       31, 1999       2000
                                       -------------- -----------  -----------
   Adjusted pro forma net loss........  $(1,091,846)  $(4,868,928) $(3,080,092)
   Adjusted pro forma basic net loss
    per share.........................  $     (1.63)  $     (3.45) $     (1.83)

   The pro forma effect on net loss presented is not likely to be representative of the pro forma effects on reported net income or loss in future years because these amounts reflect less than five years of vesting.

 2000 Employee Stock Purchase Plan

   In February 2000, the board of directors adopted the 2000 Employee Stock Purchase Plan (the "Purchase Plan"). A total of 500,000 shares of the Company's common stock have been reserved for issuance under the Purchase Plan. The Purchase Plan permits eligible employees to purchase common stock at a discount, but only through payroll deductions, during defined offering periods. The price at which stock is purchased under the Purchase Plan is equal to 85% of the fair market value of the common stock on the first or last day of the offering period, whichever is lower. The initial offering period will commence on the effective date of the offering. In addition, the Purchase Plan provides for annual increases of shares available for issuance under the Purchase Plan beginning with fiscal 2001.

                              ILLUMINA, INC.

(Information as of March 31, 2000 and for the three months ended March 31, 1999 and 2000 is unaudited)

 Deferred Stock Compensation

   Since the inception of the Company, in connection with the grant of certain stock options and sales of restricted stock to employees, founders and directors through March 31, 2000, the Company has recorded deferred stock compensation totaling approximately $17.3 million, representing the difference between the exercise or purchase price and the fair value of the Company's common stock as estimated by the Company's management for financial reporting purposes on the date such stock options were granted or restricted common stock was sold. Deferred compensation is included as a reduction of stockholders' equity and is being amortized to expense over the vesting period of the options and restricted stock. During the three months ended March 31, 2000, the Company recorded amortization of deferred stock compensation expense of approximately $0.8 million.

   In February 2000, the Company modified the consulting agreements with all of its outside consultants. Under the modified consulting agreements, the consultants agreed to pay a substantial financial penalty if they did not fulfill their performance obligations under the agreements. The amount of the penalty was determined for each consultant based on the intrinsic value of the unvested restricted common stock based on the original purchase price and the fair value of the common stock as estimated by the Company's management for financial reporting purposes on the date of modification. Each consultant had already vested in a portion of the original restricted common stock in accordance with the services already provided, and the amounts related to the vested common stock was expensed. The deferred consultant compensation related to the unvested stock of $3.0 million was recorded in February 2000 and will be amortized ratably over the contracted service periods. The Company amortized approximately $80,000 of this deferred compensation in the three months ended March 31, 2000.

   The following is a breakdown of the amortization of deferred compensation and other non-cash charges:

                                  Period from
                                 April 28, 1998              Three Months Ended
                                 (inception) to  Year Ended       March 31,
                                  December 31,  December 31, -------------------
                                      1998          1999       1999      2000
                                 -------------- ------------ -------- ----------
                                                                 (Unaudited)
General and administrative......    $16,095       $345,970   $ 15,596 $  380,496
Research and development........     62,092        611,852     84,707    805,329
                                    -------       --------   -------- ----------
                                    $78,187       $957,822   $100,303 $1,185,825
                                    =======       ========   ======== ==========

 Shares Reserved for Future Issuance

   At March 31, 2000, the Company has reserved shares of common stock for future issuance as follows:

   Conversion of convertible preferred stock......................... 18,836,297
   1998 Incentive Stock Plan.........................................  1,454,869
   Warrants..........................................................     43,183
                                                                      ----------
                                                                      20,334,349
                                                                      ==========

                              ILLUMINA, INC.

(Information as of March 31, 2000 and for the three months ended March 31, 1999 and 2000 is unaudited)

4. Collaborative Agreements

 PE Corporation

   In November 1999, the Company signed a collaborative agreement with PE Corporation ("PE") under which both companies will perform certain research activities with an objective of developing and commercializing products utilizing the Company's technology. In conjunction with the agreement, PE purchased 1,250,000 shares of Series C convertible preferred stock, at $4.00 per share. Under the agreement, PE will provide the Company with non-refundable research and development support, a portion of which is dependent on the achievement of certain scientific milestones. Upon commercialization of the products developed under the collaboration, the Company will share in the operating profits resulting from the sale of such products, which will be partially offset by the research funding amounts provided by PE to the Company. The Company has deferred recognition of income from the research funding provided by PE, and will recognize such amounts as revenue in conjunction with the sale of any commercial products resulting from the development efforts.

 Other Agreements

   The Company has various research agreements with governmental and academic organizations for which the Company performs research activities. These organizations fund the research efforts, the revenue for which is recognized as the procedures are performed.

5. Asset and Technology Purchase

   In December 1999, the Company reached a preliminary agreement to acquire certain tangible assets and rights to certain in-process technologies in exchange for $100,000 and 175,000 shares of common stock valued at $630,000 ($3.60 per share, or 90% of the price at which the Series C Preferred Stock was sold in December 1999). In March 2000, a final asset purchase agreement was signed and the transaction closed, at which time the Company recorded the tangible assets at their fair value of approximately $50,000. As of the date these technologies were acquired, they had not achieved technological or commercial feasibility and there is no significant alternative future use should the Company's development efforts prove unsuccessful. Accordingly, the Company recorded an acquired in-process technology charge of $680,000 in March 2000 related to the purchase of these technologies.

6. Commitments

 Leases

   The Company leases its primary office facility under an operating lease with options to renew under varying terms. In addition, the Company entered into a $1,000,000 lease financing arrangement with a lease financing corporation. As of December 31, 1999, the Company had utilized all funds available under the lease arrangement.

   At March 31, 2000, annual future minimum rental payments under the Company's operating leases for the years ending December 31 are as follows:

   2000 (nine months)............................................... $  549,669
   2001.............................................................    379,718
   2002.............................................................    177,655
                                                                     ----------
     Total minimum lease payments................................... $1,107,042
                                                                     ==========

                              ILLUMINA, INC.

(Information as of March 31, 2000 and for the three months ended March 31, 1999 and 2000 is unaudited)

   Rent expense for the period from April 28, 1998 to December 31, 1998, the year ended December 31, 1999 and the three months ended March 31, 2000 was $138,264, $620,387, and $207,832, respectively.

7. Income Taxes

   At December 31, 1999, the Company has federal and state tax net operating loss carryforwards of approximately $5,119,000 and $5,262,000, respectively. The federal and state tax loss carryforwards will begin expiring in 2018 and 2006, respectively, unless previously utilized. The Company also has federal and state research and development tax credit carryforwards of approximately $318,000 and $175,000, respectively, which will begin to expire in 2018, unless previously utilized.

   Pursuant to Sections 382 and 383 of the Internal Revenue Code, annual use of the Company's net operating loss and credit carryforwards may be limited in the event of a cumulative change in ownership of more than 50% within a three year period.

   Significant components of the Company's deferred tax assets as of December 31, 1999 are shown below. A valuation allowance has been recognized as of December 31, 1999 to offset the deferred tax assets as realization of such assets is uncertain.

   Deferred tax assets:
     Net operating loss carryforwards............................... $2,094,000
     Research and development credit carryforwards..................    431,000
     Other..........................................................    224,000
                                                                     ----------
       Total deferred tax assets....................................  2,749,000
   Valuation allowance for deferred tax assets...................... (2,749,000)
                                                                     ----------
   Net deferred taxes............................................... $      --
                                                                     ==========

8. Retirement Plan

   The Company has a 401(k) savings plan covering substantially all of its employees. Company contributions to the plan are discretionary and no such contributions were made in 1999.

9. Subsequent Events (unaudited)

 Loan and Security Agreement

   In April 2000, the Company entered into a $3,000,000 loan arrangement to be used at its discretion to finance purchases of capital equipment. The loan is secured by the capital equipment financed.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

   No dealer, salesperson or other person is authorized to give any informa-tion or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                               ----------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    8
Forward-Looking Statements................................................   16
Use of Proceeds...........................................................   17
Dividend Policy...........................................................   17
Capitalization............................................................   18
Dilution..................................................................   19
Selected Financial Information............................................   20
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   21
Business..................................................................   26
Management................................................................   37
Related Party Transactions................................................   45
Principal Stockholders....................................................   47
Description of Capital Stock..............................................   49
Shares Eligible for Future Sale...........................................   53
Underwriting..............................................................   55
Validity of the Securities................................................   57
Experts...................................................................   57
Where You Can Find Additional Information.................................   57
Index to Financial Statements.............................................  F-1

                               ----------------

   Through and including       , 2000 (the 25th day after the date of this
prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospec-tus. This is in addition to a dealer's obligation to deliver a prospectus when acting as underwriter and with respect to an unsold allotment or subscription.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                             5,000,000 Shares

                                Illumina, Inc.

                                 Common Stock

                               ----------------

                                    [LOGO]

                               ----------------

                             Goldman, Sachs & Co.
                                   Chase H&Q
                                   SG Cowen

                      Representatives of the Underwriters

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

   The following table sets forth the costs and expenses, other than the underwriting discounts, payable by the Registrant in connection with the sale of the securities being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq/NMS listing fee.

   SEC Registration Fee............................................. $   26,400
   NASD Filing Fee..................................................     10,500
   Nasdaq National Market Listing Fee...............................     95,000
   Printing Costs...................................................    225,000
   Legal Fees and Expenses..........................................    425,000
   Accounting Fees and Expenses.....................................    325,000
   Blue Sky Fees and Expenses.......................................      1,500
   Transfer Agent and Registrar Fees................................     10,500
   Miscellaneous....................................................    181,100
                                                                     ----------
     Total.......................................................... $1,300,000
                                                                     ==========

--------
*  To be filed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

   As permitted by Section 204(a) of the California General Corporation Law, the Registrant's Amended and Restated Articles of Incorporation eliminate a director's personal liability for monetary damages to the Registrant and its shareholders arising from a breach or alleged breach of the director's fiduciary duty, except for liability arising under Sections 310 and 316 of the California General Corporation Law or liability for (i) acts or omissions that involve intentional misconduct or knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the Registrant or its shareholders or that involve the absence of good faith on the part of the director, (iii) any transaction from which a director derived an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director's duty to the Registrant or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the Registrant or its shareholders, (v) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Registrant or its shareholders, (vi) interested transactions between the corporation and a director in which a director has a material financial interest, and (vii) liability for improper distributions, loans or guarantees. This provision does not eliminate the directors' duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief would remain available under California law.

   Sections 204(a) and 317 of the California General Corporation Law authorize a corporation to indemnify its directors, officers, employees and other agents in terms sufficiently broad to permit indemnification (including reimbursement for expenses) under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"). The Registrant's Amended and Restated Articles of Incorporation and Bylaws contain provisions covering indemnification to the maximum extent permitted by the California General Corporation Law of corporate directors, officers and other agents against certain liabilities and expenses incurred as a result of proceedings involving such persons in their capacities as directors, officers employees or agents, including proceedings under the Securities Act or the Securities Exchange Act of 1934, as amended. Prior to the effective date of this Offering, the Registrant will enter into indemnification agreements with its directors and executive officers.

   In connection with its reincorporation in Delaware, the Registrant will be subject to Section 145 of the Delaware General Corporation Law ("Section 145").
Section 145 permits indemnification of officers and directors of the Company under certain conditions and subject to certain limitations. Section 145 also provides that a corporation has the power to maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of Section
145. Upon shareholder approval of such reincorporation, Article VI, Section 6.1, of the Registrant's Bylaws will provide for mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent not prohibited by the Delaware General Corporation Law. The rights to indemnity thereunder continue as to a person who has ceased to be a director, officer, employee or agent and inure to the benefit of the heirs, executors and administrators of the person. In addition, expenses incurred by a director or executive officer in defending any civil, criminal, administrative or investigative action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Registrant (or was serving at the Registrant's request as a director or officer of another corporation) shall be paid by the Registrant in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Registrant as authorized by the relevant section of the Delaware General Corporation Law.

   As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Registrant's Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be personally liable for monetary damages for breach of the directors' fiduciary duty as directors to the Registrant and its stockholders. This provision in the Certificate of Incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant for acts or omission not in good faith or involving international misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of Stock repurchases or redemptions that are unlawful under Section 174 of the Delaware General Corporation Law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The Registrant has entered into indemnification agreements with each of its directors and executive officers. Generally, the indemnification agreements attempt to provide the maximum protection permitted by Delaware law as it may be amended from time to time. Moreover, the indemnification agreements provide for certain additional indemnification. Under such additional indemnification provisions, however, an individual will not receive indemnification for judgments, settlements or expenses if he or she is found liable to the Registrant (except to the extent the court determines he or she is fairly and reasonably entitled to indemnity for expenses), for settlements not approved by the Registrant or for settlements and expenses if the settlement is not approved by the court. The indemnification agreements provide for the Registrant to advance to the individual any and all reasonable expenses (including legal fees and expenses) incurred in investigating or defending any such action, suit or proceeding. In order to receive an advance of expenses, the individual must submit to the Registrant copies of invoices presented to him or her for such expenses. Also, the individual must repay such advances upon a final judicial decision that he or she is not entitled to indemnification.

   The Registrant intends to enter into additional indemnification agreements with each of its directors and executive officers to effectuate these indemnity provisions and to purchase directors' and officers' liability insurance.

   In addition to the foregoing, the Underwriting Agreement contains certain provisions by which the Underwriters have agreed to indemnify the Registrant, each person, if any, who controls the Registrant within the meaning of Section 15 of the Securities Act, each director of the Registrant, each officer of the Registrant who signs the Registration Statement, with respect to information furnished in writing by or on behalf of the Underwriters for use in the Registration Statement.

   At present, there is no pending litigation or proceeding involving a director, officer, employee or other agent of the Registrant in which indemnification is being sought, nor is the Registrant aware of any threatened litigation that may result in a claim for indemnification by any director, officer, employee or other agent of the Registrant.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

   Since our incorporation in April 1998, we have sold and issued the following securities:

Common Stock

   (1) In May 1998, we sold 1,075,000 shares of our Common Stock at a price of $0.01 per share to a founder and a consultant for $10,750.

   (2) In June 1998, we sold 1,125,000 shares of our Common Stock at a price of $0.01 per share to officers and consultants for $11,250.

   (3) In July 1998, we sold 500,000 shares of our Common Stock at a price of $0.01 per share to an investor for $5,000 and 220,000 shares of our Common Stock at a price of $0.03 per share to consultants for $6,600.

   (4) In August 1998, we sold 20,000 shares of our Common Stock at a price of $0.03 per share to a consultant for $600.

   (5) In September 1998, we sold 250,000 shares of Common Stock at a price of $0.03 per share to an officer for $7,500.

   (6) In November 1998, we sold 266,000 shares of our Common Stock at a price of $0.03 per share to an officer and consultants for $7,980.

   (7) In February 1999, we sold 50,000 shares of our Common Stock at a price of $0.09 per share to a director for $4,500.

   (8) In May 1999, we sold 137,500 shares of our Common Stock at a price of $0.01 per share to a director and a consultant for $1,357 and 8,333 shares of our Common Stock at $0.03 per share to a consultant for $250. In connection with a technology purchase we issued 10,000 shares of our Common Stock valued at a price of $0.09 per share for a total value of $900.

   (9) In June 1999, we sold 8,000 shares of our Common Stock at a price of $0.09 per share to an employee for $720.

  (10) In July 1999, we sold 14,083 shares of our Common Stock at a price of $0.01 per share to an employee for $141.

  (11) In August 1999, we sold 68,750 shares of our Common Stock at a price of $0.01 per share to an investor and 9,000 shares of our Common Stock at a price of $0.09 per share to a consultant for $810.

  (12) In September 1999, we sold 68,750 shares of our Common Stock at a price of $0.01 per share to an investor for $688.

  (13) In October 1999, we sold 1,300,000 shares of our Common Stock at a price of $0.09 per share to officers for $117,000.

  (14) In November 1999, we sold 25,000 shares of our Common Stock at a price of $0.09 per share to an investor for $2,250.

  (15) In January 2000, we sold 175,000 shares of our Common Stock at a price of $0.25 per share to an investor, consultants and an employee for $43,750.

  (16) In February 2000, we sold 45,082 shares of our Common Stock at a price of $0.03 per share to employees for $1,352, 10,275 shares of our Common Stock at a price of $0.09 per share to employees for $925, and 110,299 shares of our Common Stock at a price of $0.40 per share to a director, a consultant and employees for $44,120.

  (17) In March 2000, we sold 4,667 shares of our common stock at a price of $0.03 per share to employees for $140, 34,209 shares of our Common Stock at a price of $0.09 per share to employees for $3,079, 426,433 shares of our Common Stock at a price of $0.40 per share to a founder, consultants and employees for $170,573 and 590,000 shares of our common stock at a price of $1.00 per share to employees for $590,000. In connection with an asset purchase transaction, we issued 175,000 shares valued at $0.40 per share for $70,000.

   The sales of the above securities were deemed to be exempt from registration in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering. All recipients were either accredited or sophisticated investors, as those terms are defined under the Securities Act. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. All recipients either received adequate information about us or had access, through employment or other relationships, to such information.

Preferred Stock

  (1) In June 1998, we sold an aggregate of 2,499,998 shares of our Series A Convertible Preferred Stock to investors at a price of $0.30 per share for an aggregate purchase price of $749,999.

  (2) In November 1998, we sold an aggregate of 9,336,299 shares of our Series B Convertible Preferred Stock to investors at a price of $0.926 per share for an aggregate purchase price of $8,648,214.

  (3) In November 1999, we sold 1,250,000 shares of our Series C Convertible Preferred Stock to an investor at a price of $4.00 per share for a purchase price of $5,000,000.

  (4) In December 1999, we sold an aggregate of 5,750,000 shares of our Series C Convertible Preferred Stock to investors at a price of $4.00 per share for an aggregate purchase price of $23,000,000.

   The sales of the above securities were deemed to be exempt from registration in reliance on Regulation D under the Securities Act in the case of (1) and
Section 4(2) of the Securities Act in the case of (2), (3) and (4) promulgated thereunder as transactions by an issuer not involving any public offering. All recipients were either accredited or sophisticated investors, as those terms are defined in the Securities Act. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. All recipients either received adequate information about us or had access, through employment or other relationships, to such information.

Stock Options and Stock Purchase Rights

  (1) From inception through March 2000, we granted stock options and stock purchase rights to acquire an aggregate of 4,060,700 shares of our Common Stock at prices ranging from $0.01 to $1.00 per share to employees, consultants and directors pursuant to our 1998 Incentive Stock Plan.

  (2) From inception through March 2000, we issued an aggregate of 3,050,381 shares of our Common Stock to employees, consultants and directors pursuant to the exercise of stock options and stock purchase rights under our 1998 Incentive Stock Plan, for aggregate consideration of $977,610.

   The sales of the above securities were deemed to be exempt from registration in reliance on Rule 701 promulgated under Section 3(b) under the Securities Act as transactions pursuant to a compensatory benefit plan or a written contract relating to compensation.

Warrants

  (1) In October 1998 we issued a warrant to acquire 43,183 shares of our Series B Convertible Preferred Stock at an exercise price of $0.926 per share to an investor.

   The sales of the above securities were deemed to be exempt from registration in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering. The recipient was an accredited and sophisticated investor, as those terms are defined in the Securities Act. The recipient represented its intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the instruments issued in the transaction. The recipient received adequate information about us and had access, through their relationship with us, to such information.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

   (a) Exhibits

   1.1** Form of Underwriting Agreement
   2.1 Form of Merger Agreement between Illumina, Inc., a California corporation, and Illumina, Inc., a Delaware corporation.
   3.1 Form of Certificate of Incorporation of the Registrant to be filed after the closing of the offering made under this Registration Statement.
   3.2 Form of Bylaws of the Registrant to be in effect after the closing of the offering made under this Registration Statement.
   4.1   Specimen Common Stock Certificate.
   4.2   Amended and Restated Investors Rights Agreement, dated November
         5, 1999, by and among the Registrant and certain stockholders of the Registrant.
   5.1   Opinion of Wilson Sonsini Goodrich & Rosati, Professional
         Corporation.
  10.1 Form of Indemnification Agreement between the Registrant and each of its directors and officers.
  10.2   1998 Incentive Stock Plan.
  10.3   2000 Employee Stock Purchase Plan.
  10.4*  Sublease Agreement dated August 1998 between Registrant and
         Gensia Sicor Inc. for Illumina's principal offices.
 +10.5*  Joint Development Agreement dated November 1999 between
         Registrant and PE Corporation.
 +10.6* Asset Purchase Agreement dated November 1998 between Registrant and nGenetics, Inc.

 +10.7* Asset Purchase Agreement dated March 2000 between Registrant and
        Spyder Instruments, Inc.
 +10.8* License Agreement dated May 1998 between Tufts and Registrant.
  10.9 Master Loan and Security Agreement, dated March 6, 2000, by and between Registrant and FINOVA Capital Corporation.
  10.10 2000 Stock Plan
  23.1  Consent of Ernst & Young, LLP, Independent Auditors.
  23.2  Consent of Counsel (included in Exhibit 5.1).
  24.1* Power of Attorney (see Page II-7 of the original filing).
  27.1  Financial Data Schedule.

--------

* Previously filed.

**  To be filed by amendment
+ Confidential treatment requested.

   (b) Financial Statement Schedules

   Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS.

   The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes that:

   (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

   (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California on July 3, 2000.

                                          Illumina, Inc.

                                                   /s/ Jay T. Flatley
                                          By: _________________________________
                                                      Jay T. Flatley
                                               President and Chief Executive
                                                          Officer

                               POWER OF ATTORNEY

   PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

              Signature                          Title                Date
              ---------                          -----                ----

        /s/ Jay T. Flatley             President, Chief Executive July 3, 2000
______________________________________  Officer and Director
            Jay T. Flatley              (Principal Executive
                                        Officer)

        /s/ Timothy M. Kish            Vice President of Business July 3, 2000
______________________________________  Development (Principal
           Timothy M. Kish              Accounting Officer)

         John R. Stuelpnagel*          Director                   July 3, 2000
______________________________________
         John R. Stuelpnagel

         Charles M. Hartman*           Director                   July 3, 2000
______________________________________
          Charles M. Hartman

          Robert T. Nelsen*            Director                   July 3, 2000
______________________________________
           Robert T. Nelsen

            George Poste*              Director                   July 3, 2000
______________________________________
       George Poste, DVM, Ph.D.

          William Rastetter*           Director                   July 3, 2000
______________________________________
       William Rastetter, Ph.D.

            David R. Walt*             Director                   July 3, 2000
______________________________________
         David R. Walt, Ph.D.

    /s/ Jay T. Flatley

*By: _____________________

      Jay T. Flatley

     Attorney-in-Fact

                                 EXHIBIT INDEX

   1.1** Form of Underwriting Agreement.
   2.1 Form of Merger Agreement between Illumina, Inc., a California corporation, and Illumina, Inc., a Delaware corporation.
   3.1 Form of Certificate of Incorporation of the Registrant to be filed after the closing of the offering made under this Registration
         Statement.
   3.2 Form of Bylaws of the Registrant to be in effect after the closing of the offering made under this Registration Statement.
   4.1   Specimen Common Stock Certificate.
   4.2   Amended and Restated Investors Rights Agreement, dated November 5,
         1999, by and among the Registrant and certain stockholders of the Registrant.
   5.1   Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
  10.1 Form of Indemnification Agreement between the Registrant and each of its directors and officers.
  10.2   1998 Incentive Stock Plan.
  10.3   2000 Employee Stock Purchase Plan.
  10.4*  Sublease Agreement dated August 1998 between Registrant and Gensia
         Sicor Inc. for Illumina's principal offices.
 +10.5*  Joint Development Agreement dated November 1999 between Registrant and
         PE Corporation.
 +10.6* Asset Purchase Agreement dated November 1998 between Registrant and nGenetics, Inc.
 +10.7*  Asset Purchase Agreement dated March 2000 between Registrant and
         Spyder Instruments, Inc.
 +10.8*  License Agreement dated May 1998 between Tufts and Registrant.
  10.9 Master Loan and Security Agreement, dated March 6, 2000, by and between Registration and FINOVA Capital Corporation.
  10.10  2000 Stock Plan
  23.1   Consent of Ernst & Young, LLP, Independent Auditors.
  23.2   Consent of Counsel (included in Exhibit 5.1).
  24.1*  Power of Attorney (see Page II-7 of the original filing).
  27.1   Financial Data Schedule.

--------

* Previously filed.

**  To be filed by amendment.
+ Confidential treatment requested.